Exhibit 99.1

Annual Report

for the year ended

31 December 2014

Lauro Cinquantasette Group

Registered offices in Via del Lauro 7 - 20121 Milan

Share capital Euro 58,333,333.25 fully paid up

Fiscal Code 04849340965

(English language translation of the original Italian document)

Index

Corporate bodies	3

Directors’ Report	4

Summary of Results	5

Group Structure	8

Significant events during the year 2014	9

Business Performance	11

Research and development activities 2014	13

Analysis of the Group’s income statement	15

Analysis of the Group’s equity and financial situation	19

Human Resources	25

Health, Safety and Environmental protection	27

Risk Assessment	28

Transactions with Group companies and other related parties	32

Own shares	32

Derivative Instruments	32

Significant events after the year-end and Business outlook	33

Consolidated Financial Statements as at 31 December 2014	35

Consolidated Statement of Financial Position	36

Consolidated Income Statement	37

Consolidated Statement of Comprehensive Income	38

Consolidated Cash Flow Statement	39

Consolidated Statement of Changes in Equity	40

Explanatory Notes to the Consolidated Financial Statements	41

1. General Information	41

2. Summary of accounting principles adopted	41

3. Financial Risk Management	61

4. Estimates and assumptions	67

5. Business Combinations	68

6. Notes to the Consolidated Income Statement and Consolidated Statement of Financial Position headings	70

7. Criteria adopted for the transition from Italian Accounting Principles to the IFRS	93

Appendix 1: List of subsidiary, associated and other companies	105

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Corporate bodies

Board of Directors of the Parent company Lauro Cinquantasette SpA

(appointed up until the date of the Shareholders Meeting called for the approval of the financial statements for the year ended 31 December 2014)

Chairman	Dott. Gianmario Baccalini
Managing Director	Dott.ssa Margalit Fine
Director	Dott. Pierluca Antolini
Director	Dott. Ugo Belardi
Director	Dott. Marco Carotenuto
Director	Dott. Roberto Colussi
Director	Dott. Alberto Mangia
Director	Avv. Emiliano Nitti
Director	Dott. Alessandro Papetti
Director	Dott. Francesco Pilli
Director	Dott. Enrico Ricotta
Director	Dott. Carlo Luigi Rossi
Director	Dott.ssa Alessandra Stea

Board of Statutory Auditors of the parent company Lauro Cinquantasette SpA

(appointed up until the date of the Shareholders Meeting called for the approval of the financial statements for the year ended 31 December 2014)

Chairman	Dott. Piero Alonzo
Statutory Auditor	Dott. Paolo Fratta Pasini
Statutory Auditor	Dott. Guido Riccardi

Independent auditors

Reconta Ernst & Young S.p.A

(appointed up until the date of the Shareholders Meeting called for the approval of the financial statements for the year ended 31 December 2014)

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Directors’ Report

The present annual report for the year ended on 31 December 2014 has been prepared in conformity with accounting principles and valuation criteria established by the IFRS, by which we intend all of the “International Financial Reporting Standards”, all of the “International Accounting Standards” (IAS), all of the interpretations of the “International Reporting Interpretations Committee” (IFRIC), formerly called “Standing Interpretations Committee” (SIC) endorsed at that date by the European Union, in accordance with the Regulation EC No. 1606/2002 of the European Parliament and of the European Council dated 19 July 2002.

The IFRS have been applied consistently to all of the periods presented in this Annual Report. Given that these are the first set of Consolidated Financial Statements prepared by Lauro Cinquantasette Spa (hereinafter referred to as “Lauro”, the “Company” or the “Parent company”) in conformity with the IFRS, it has been necessary to carry out a process of conversion from Italian Accounting Principles to the IFRS in conformity with the requirements of IFRS1 “First time adoption of the International Financial Reporting Standards”; for this purpose and for the abovementioned reasons, the 1° January 2013 was chosen as the date for the transition to the IFRS (hereinafter referred to as the “Transition date”). As regards the disclosure requirements of IFRS 1 regarding the accounting effects linked to the transition from Italian Accounting Principles to the IFRS, reference should be made to note 7 of the Explanatory Notes to the Consolidated Financial Statements.

During the year 2014, the Lauro Cinquantasette Group recorded total revenues of Euro 186,113 thousand, representing a decrease of 7.8% with respect to the previous year. This decrease was due principally to the effect of a slowdown of the Generic drugs (API -Active Pharmaceutical Ingredients /Intermediates) business, which was only partly offset by the expansion of the CMO/CS business.

The drop in the turnover of the Fine Chemical business is linked mainly to the completion of the Macaba project in the USA, the effects of which were partially offset by an improvement in the product mix that, thanks above all to the growth of T3P in Germany, led to an increase in profit margins.

The Group achieved positive results in consolidating its:

-	Product Portfolio: we would point out in fact that 71% of Group turnover is concentrated within our top 20 products;
-	Customer Portfolio: 40% of Group turnover is concentrated on the world’s principal pharmaceutical companies (Big Pharma companies). Management believes that this concentration represents an opportunity for the growth of our product portfolio in line with the Big Pharma’s growth.

Faced with the drop in turnover during the year 2014, the Group has improved the range of products sold, which has led to an increase in the percentage Cash margin1. The decrease in absolute terms is attributable to the lower utilisation of production capacity related both to an overcapacity of our industrial plants and to a more efficient management of inventory levels.

The “adjusted” EBITDA, or rather, the operating result before depreciation, amortisation and other value adjustments as well as before non-recurring income and expenses, shows a profit of Euro 23,567 thousand, representing a decrease of Euro 7,597 thousand with respect to the year 2013. This decrease is mainly attributable to the drop in the sales volumes of the Generic drugs (API/Intermediates) and to a lower utilization of production capacity.

1 By Cash Margin we intend the margin calculated by deducting from sales revenues only the cost of those raw materials relative to the products sold. This indicator is used by management to evaluate the Group’s performance.

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The Net Operating Result (EBIT) shows a profit of Euro 119 thousand, representing an improvement of Euro 735 thousand with respect to the year 2013, in which the Group recorded a net operating loss of Euro 615 thousand.

The net financial position as at 31 December 2014 shows a net indebtedness of Euro 82,114 thousand, lower by Euro 6,072 thousand than that at 31 December 2013, which amounted to Euro 88,186 thousand; this decrease is due to a more efficient management of the Group’s operations and thanks to the proceeds realised on the sale of the minority shareholding in the company Pharmintraco Sagl, as described in greater detail in the section of this report relative to “Significant events during the year”.

The Group’s operations generated cash flows as a result also of the further improvement in credit control procedures introduced during the year 2013, to the reduction in capital expenditure and to the improvement in the management of stock levels, which enabled us to reduce trade payables.

For a detailed analysis of both the economic results and of the equity and financial performance and situation, reference should be made to the paragraphs “Business performance”, “Analysis of the Group’s income statement”, as well as “Analysis of the Group’s equity and financial position” contained in this Report. The figures shown in this Report, including certain percentage figures, have been rounded to the nearest thousands of Euro, except where indicated otherwise. Consequently, certain totals in the tables below may not coincide with the precise arithmetic sum of the table components.

LAURO CINQUANTASETTE GROUP– SUMMARY OF CONSOLIDATED RESULTS

Year ended on	31 December 2014		31 December 2013		Variation
	Euro/1000%		Euro/1000%		Euro/1000%

Sales revenues	186,113	100.0%	201,809	100.0%	-15,696	-7.8%
Normalised Ebitda	23,567	12.7%	31,164	15.0%	-7,597	-24.4%
Ebitda	21,628	11.6%	21,383	14.4%	244	1.1%
Ebit	119	0.1%	-615	-1.0%	735	-119.4%
Profit/(loss) before tax	-6,113	-3.3%	-6,706	-3.5%	592	-8.8%
Net profit/(loss) for the Group	-4,224	-2.3%	-8,405	-6.4%	4,181	-49.7%

(in thousands of Euro)	31 December 2014	31 December 2013	Variation

Fixed assets	196,808	204,552	-7,745
Working capital	76,941	78,622	-1,681
Capital Invested	273,749	283,175	-9,426

Shareholders’ equity	-172,950	-178,415	5,465
Medium/long term liabilities	-18,685	-16,574	-2,111
Net Financial Position	82,114	88,186	-6,072

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(in thousands of Euro)	31 December 2014	31 December 2013	Variation

Net cash flow generated / (absorbed) by operating activities	18,595	11,807	6,788
Net cash flow generated / (absorbed) by investing activities	-11,116	-5,091	-6,025
Net cash flow generated / (absorbed) by financing activities	-9,231	625	-9,855

Total cash flows generated / (absorbed) during the period	-1,753	7,340	-9,093

Capital expenditure	31 December 2014	31 December 2013	Variation
	Euro/1000	Euro/1000	Euro/1000

Property, plant and equipment	8,069	8,621	-552
Intangible assets	5,495	3,294	2,201

Total	13,564	11,915	1,649

Net working capital	31 December 2014	31 December 2013	Variation
	Euro/1000	Euro/1000	Euro/1000

Inventories	64,291	73,478	-9,187
Trade receivables	42,241	50,198	-7,957
Trade payables	-30,038	-38,785	8,747
Other current assets	20,651	13,417	7,233
Other current liabilities	-20,204	-19,686	-518
Total	76,941	78,622	-1,681

Net Financial Position	31 December 2014	31 December 2013	Variation
	Euro/1000	Euro/1000	Euro/1000

Cash and cash equivalents	13,395	15,148	-1,753
Current financial debt	-94,077	-101,783	7,706
Non-current financial debt	-1,432	-1,552	120

Total net indebtedness	-82,114	-88,186	6,072

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Workforce	31 December 2014	31 December 2013	Variation

Italy	550	571	-21
France	146	146	0
Germany	66	64	2
UK	0	0	0
USA	73	74	-1

Total	835	855	-20

Workforce	31 December 2014	31 December 2013	Variation

Managers	24	23	1
Supervisory staff	115	113	2
Clerical staff	294	305	-11
Manual workers	402	414	-12

Total	835	855	-20

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Group Structure

Lauro Cinquantasette Spa prepared its first Consolidated Financial Statements in the year 2012 following the acquisition of the Euticals Group which took place in April 2012. This operation entailed the acquisition of 100% of the share capital of the company Prime European Therapeuticals S.p.a. (Euticals Spa, hereinafter referred to as “Euticals”), which heads up the Euticals Group, comprised of the companies Euticals GMBH, Euticals SAS, Euticals INC and Archimica UK LTD, all of which operating in the API sector.

The acquisition of 100% of the share capital of the company Chorisis Srl, a company operating in the sector with significant experience the industrial development of the products contained in the Group’s product portfolio, is effective as from 1 July 2013.

At 31 December 2014 the subsidiary Archimica Ltd and its subsidiary were excluded from the consolidation area, given that these companies were placed into liquidation on 31 July 2013.

We would point out that the investment in the company Società Pharmintraco Sagl, 40%-owned by Euticals Spa, was sold on 13 February 2014; reference should be made to the paragraph “Significant events during the year” for further information thereon. .

The Group structure of the Lauro Cinquantasette Group (hereinafter referred to as “the Group”) as at 31 December 2014 is shown below.

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Significant events during the year 2014

From a strategic point of view, in February 2014 the Group completed the preparation of its Strategic Plan for the period 2014-2018, which was subject to amendment and integration during the latter part of the year.

This was followed by measures aimed at rationalisation of the corporate structure with the sale, on 13 February 2014, of the minority shareholding in the Swiss company Pharmintraco Sagl. In addition to the sale agreement, Euticals Spa and the purchaser have signed a “Manufacturing agreement” which shall allow Euticals to continue the production at the Swiss manufacturing plant of the oncological formulas developed, and whose dossiers (ANDA) have been submitted for approval to the FDA (Food Drug Administration).

On 31 March 2014 the Board of Directors of Euticals Spa appointed Dottoressa Margalit Fine as Managing Director; she has been entrusted to follow the process of the development, preparation and implementation of the 2014-2018 Strategic Plan. Formerly Head of the API Division of Teva in Europe, her arrival shall enrich the Company’s management through her significant experience and knowledge of the Pharmaceuticals sector and of API, as well as her wide network of contacts throughout the world market.

Therefore, in 2014, preparation continued for the corporate reorganisation, resulting in the drawing up of the Strategic Plan for the period 2015-2022 (hereinafter referred to as the “New Plan”), approved by the Board of Directors on 4 November 2014, which concentrated on four main areas:

-	the consolidation of the existing business by means of greater valorisation of the “core” products with the highest margins and the rationalisation of the minor products;
-	the growth of the CMO/CS business as a driver for short/medium term growth, sustained through investment aimed at improving our reference sites;
-	the development of new API as a driver for medium/long term growth, sustained through an increase in R&D activity.
-	the industrial restructuring of those manufacturing sites most beneficial to the optimisation of the Group’s production and management.

The current manufacturing structure is considered to be redundant both in terms of the number of production plants and in terms of complexity and of cost.

Following the approval of the New Plan, the Group has proceeded with the evaluation of the manufacturing sites, with the detailed planning of the process for the transfer of production of its reference products and with the estimate of the specific investments required, as described in greater detail in the paragraph “Significant events after the year-end and Business outlook”.

As from May 2014, in line with the guidelines contained in the New Plan, Euticals has commenced negotiations with a leader in the pharmaceuticals sector for the sale of the plant and buildings at the first manufacturing site chosen for rationalisation. This operation represents a first step in the process of restructuring of the industrial structure, while maintaining the continuity of the business thanks to the transfer of production to other manufacturing sites. The negotiations and the initial due diligence controls carried out resulted in the receipt, in October 2014, of a non-binding preliminary offer in preparation for the final phase of the due diligence and of the negotiations as described in greater detail in the paragraph “Significant events after the year-end and Business outlook”.

The growth of the business and of earnings shall also benefit from the strengthening:

-	of the Sales structure with the appointment of Area managers for the target markets;
-	of the Quality structure in coincidence with the development of the CMO and of new API;
-	of the Research and Development structure, also with the acquisition of external expertise;

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as well as from a capital expenditure programme which is significantly higher than those of previous years aimed at the achievement of specific objectives both in terms of growth and in terms of restructuring.

At the same time, a series of initiatives has been launched aimed at a greater corporate effectiveness and efficiency, in particular these regard (i) the integrated supply chain project in order to guarantee a better management of the purchasing function and of working capital; (ii) the review and updating of the manufacturing processes and (iii) the rationalization of the industrial plants in line with the requirements of the principal customers in this sector (Big Pharma). These initiatives, backed up by a significant capital expenditure programme, should enable the Group to stabilise its high added value activities and return to the path of growth outlined in the 2014-2018 Strategic Business Plan and confirmed by the New Plan.

As regards compliance, in 2014 the Group has passed all of the AIFA and FDA inspections.

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Business Performance

Total revenues amounted to Euro 186.1 million for the year 2014, representing a decrease of 7.8% with respect to the revenues for the year 2013, which amounted to Euro 201.8 million.

This drop in turnover with respect to the previous year is mainly linked to the following:

(i)	a reduction in the business related to the Generics drugs produced in Italy, which was negatively affected by the downsizing of certain markets and of the regulatory changes introduced by the EMA (European Medicine Agency);

(ii)	to the completion of the Fine Chemical contracts in the USA;

(iii)	to a drop in the turnover of the French subsidiary attributable to the redefinition of the terms of the contract for a specific product which registered a drop in volumes in favour of an improvement in country operating margins.

These negative effects were compensated for in part by the following:

-	the excellent performance of the German subsidiary, which more than doubled the volumes of its main products, has significantly increased Custom Synthesis revenues;
-	the growth in the volumes of controlled substances in the USA which has largely compensated for the drop in the volumes of Fine Chemicals, enabling the American subsidiary to improve its margin levels.

The analysis of revenues by geographical area is shown in the table below:

Total Revenues	31 December 2014		31 December 2013		Variation
	Euro/1000%		Euro/1000%		Euro/1000%

Italy	125,014	67.2%	142,857	70.8%	-17,843	-12.5%
USA	15,184	8.2%	16,638	8.2%	-1,454	-8.7%
Germany	20,285	10.9%	11,750	5.8%	8,535	72.6%
France	30,776	16.5%	32,884	16.3%	-2,108	-6.4%
UK	0	0.0%	1,162	0.6%	-1,162	-100.0%
Intercompany	-5,146	-2.8%	-3,482	-1.7%	-1,664	47.8%

Total	186,113	100.0%	201,809	100.0%	-15,696	-7.8%

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The table below analyses revenues by product type:

Total Revenues	31 December 2014		31 December 2013		Variation
	Euro/1000%		Euro/1000%		Euro/1000%

Generic drugs (API / Intermediates)	113,106	60.8%	126,271	62.6%	-13,165	-10.4%
Cmo/Custom Synthesis	38,173	20.5%	36,942	18.3%	1,231	3.3%
Fine Chemicals	34,834	18.7%	36,566	18.1%	-1,732	-4.7%
Other	0	0.0%	2,030	1.0%	-2,030	-100.0%

Total	186,113	100.0%	201,809	100.0%	-15,696	-7.8%

The sales of GENERIC drugs amounted to Euro 113.1 million, showing a decrease of Euro 13.2 million with respect to the previous year; this decrease was due in part to the downsizing of certain markets and to the regulatory changes introduced by the EMA.

The weak performance of Generic drugs was in part compensated for (i) by the growth in Contract manufacturing (CMO/Custom synthesis) linked in particular to the development of new projects in Germany and in Italy; (ii) by the stability of the Fine Chemical business which, despite the conclusion of a major contract, managed to replace the revenues lost with the relaunching of a reference product, whose revenues more than doubled with respect to the year 2013, contributing significantly to the increase in the Group’s earnings.

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Research and Development activities 2014

During the year 2014 the Research and Development (R&D) department completed the reorganisation process launched in 2013, with the introduction of a project management function aimed at improving its capacity to manage projects and achieve the predetermined goals in terms of sales volume.

Research and Development activities are focused on:

-	Development of new API (generics) in order to extend and diversify the product portfolio;

-	Custom synthesis: projects/products to be developed and/or produced upon the specific indication of customers and/or with the customer’s own technology;

-	Continuous Improvement, or rather, the optimisation of existing manufacturing processes with the aim of increasing the quality and the profitability of the products linked thereto;

-	Trouble shooting: resolving problems regarding products and manufacturing processes.

The resources dedicated to research and development are equivalent to approximately 4% of turnover, this amount is in addition to Group investments.

New API

The Group offers its services as manufacturer of API for the Generics market thanks to the availability of manufacturing plants in various geographical areas and supplies a wide range of potential products.

Our customers are generic pharmaceutical companies and/or the creators of the original drugs.

During the year 2014, the Group concentrated on the development of the active pharmaceutical ingredients necessary for the manufacture of the following therapeutic areas:

-	anti-cancer drugs, which represent a cornerstone of the Group’s production and for which the Group has 2 manufacturing plants dedicated respectively to oral cancer drugs and intravenous cancer drugs;
-	immunosuppressants, for which the starting materials are produced internally in designated sites within the Group using fermentation and subsequent chemical transformation of fermentation products;
-	hormone replacements;
-	slow release bronchodilators ; these are products with a high margin and low production volumes, with a complex crystalline structure, that renders the development thereof extremely difficult, due principally to the low dosage which is measured in micrograms;
-	antibiotics;
-	controlled substances produced at the American manufacturing plant at Springfield.

All of these products strategically expand the Group’s product portfolio, in certain cases strengthening the specific activities that distinguish the Group within the API market.

In 2014 the Group deposited two patents relative to new API with an excellent potential in terms of profit margins and of future sales volumes on the worldwide market.

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Further API have been developed in order to optimise the productive capacity of those manufacturing plants not dedicated to a specific family of products and to the further enrichment of the Group’s commercial portfolio.

Custom Synthesis/Contract manufacturing

The Group’s skill and experience place it among the key operators in the sector for the development and manufacture of new products for the large pharmaceutical companies and destined for the clinical trials phase prior to commercialisation. These types of product are developed with the aim of optimising the use of the plants’ production capacity.

In particular, in 2014 new projects were launched relative to new antibiotics, which, together with the products developed in previous years, enabled the Group to strengthen its collaboration with the principal leading pharmaceutical companies on the world market.

Continuous Improvement

This type of activity is aimed towards improving the quality and the competitivity of our products.

The generics market is in continuous evolution as a result of national politics and/or of insurance companies who define pharmaceutical prices for reimbursable or life saving drugs, usually imposing gradually decreasing price curves.

The complexity of the industrial processes and the growing presence in the market of competitors, render it necessary to dedicate expert resources.

During the year 2014 the Group’s activities were concentrated on the improvement of the principal products contained in its product portfolio, such as Minocycline, 4FBA, Propofol, Hydroxyurea, GPC, Dihydroergotamine mesylate.

Trouble shooting

The manufacture of API for sale may be subject to involuntary deviations from normal processes or to sub-standard products. In this case the research department is involved for the resolution of the problem.

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Analysis of the Group’s Income Statement

The table below shows, in thousands of euro, the principal components of the reclassified consolidated income statement of the Lauro Cinquantasette Group for the years 2014 and 2013.

Income statement	Year ended on 31 December 2014%		Year ended on 31 December 2013%		Variation in Euro	%

Sales revenues	186,113	98.5%	201,809	99.5%	-15,696	-7.8%
Other income and revenues	2,761	1.5%	1,094	0.5%	1,668	152.5%
Total Revenues	188,875	100.0%	202,903	100.0%	-14,028	-6.9%

Variation in inventories	-3,243	-1.7%	8,868	4.4%	-12,111	-136.6%

Value of production	185,632	98.3%	211,770	104.4%	-26,138	-12.3%

Raw materials and other related costs	-69,695	-36.9%	-90,550	-44.6%	20,855	-23.0%

Added value (Gross Margin)	115,937	61.4%	121,220	59.7%	-5,283	-4.4%

Personnel costs	-53,648	-28.4%	-54,978	-27.1%	1,330	-2.4%
R&D and other internal costs capitalised	5,631	3.0%	3,647	1.8%	1,984	54.4%
Other operating costs	-46,292	-24.5%	-48,506	-23.9%	2,214	-4.6%

Gross operating margin (EBITDA)	21,628	11.5%	21,383	10.5%	244	1.1%

Depreciation, amortisation and writedowns	-21,508	-11.4%	-21,998	-10.8%	490	-2.2%

Net operating result (EBIT)	119	0.1%	-615	-0.3%	735	-119.4%

Financial income and expenses	-6,233	-3.3%	-6,090	-3.0%	-142	2.3%

Result before tax	-6,113	-3.2%	-6,706	-3.3%	592	-8.8%

Income tax	1,889	1.0%	-1,699	-0.8%	3,589	-211.2%

Result after tax	-4,224	-2.2%	-8,405	-4.1%	4,181	-49.7%

Reconciliation EBITDA
Gross operating margin (EBITDA)	21,628	11.5%	21,383	10.5%	244	1.1%
Non-recurring income/expenses	1,939	1.0%	9,781	4.8%	-7,842	-80.2%

Adjusted EBITDA	23,567	12.5%	31,164	15.4%	-7,597	-24.4%

Sales revenues for the year 2014 amounted to Euro 186.1 million, representing a decrease of 7.8% with respect to 2013.

The year 2014 was characterised by the continuation of the project for the relaunching of the foreign subsidiaries, which showed a significant growth in revenues, in particular (i) in Germany with the relaunching of T3P and the growth of Custom Synthesis, (ii) in the USA where the controlled substances business continued to expand, enabling it to compensate for the drop in turnover following the completion of the Macaba project, (iii) in France where the development of higher-margin products (Generics and CMO) led to an improvement in the profitability of Fine Chemicals (Generics and CMO), compensating for the decrease in the volumes of Generics. The lower revenues in Italy are attributable to contingent situations linked to the cyclical nature of certain Generics products, as illustrated in greater detail in the section “Business Performance”.

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“Other income and revenues” rose from Euro 1,094 thousand in the year 2013 to Euro 2,761 thousand in the year 2014, due principally to the effect of the revenues related to product development or regulatory activities or to other services commissioned by sector customers.

The significant reduction in the consumption of raw materials and work in progress was due to (i) the drop in sales revenues, (ii) the improvement in production mix and (iii) the improvement in the management of stock levels.

The added value (Gross Margin) relative to the year 2014 amounted to Euro 115,937 thousand, compared to Euro 121,220 thousand in the previous year.

The decrease in personnel costs is due to the implementation of the voluntary early retirement procedure and to efficiency measures implemented, offset in part by the strengthening of the managerial and business structures, as indicated in the paragraph “Significant events during the year”.

Personnel costs	31 December 2014		31 December 2013		Variation
	Euro/1000%		Euro/1000%		Euro/1000%

Italy	-35,414	66.0%	-36,476	62.7%	1,062	-2.9%
USA	-4,150	7.7%	-4,322	7.8%	172	-4.0%
Germany	-5,317	9.9%	-5,213	9.7%	-104	2.0%
France	-8,767	16.3%	-8,807	15.9%	40	-0.5%
UK	0	0.0%	-160	3.9%	160	-100.0%

Total	-53,648	100.0%	-54,978	100.0%	1,330	-2.4%

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Workforce	31 December 2014	31 December 2013	Variation

Italy	550	571	-21
France	146	146	0
Germany	66	64	2
UK	0	0	0
USA	73	74	-1

Total	835	855	-20

Workforce	31 December 2014	31 December 2013	Variation

Managers	24	23	1
Supervisory staff	115	113	2
Clerical staff	294	305	-11
Manual workers	402	414	-12

Total	835	855	-20

The decrease in Other operating costs is due principally to the reduction in the volume of production. Significant savings were also made in the cost of services rendered by third parties, in particular for environmental costs and utilities.

The gross operating result (EBITDA) for the year 2014 is substantially in line with that of the year 2013, given that the effect of the drop in sales volumes was partially offset by the reduction in manufacturing costs.

The “Adjusted” EBITDA, or rather, the EBITDA before non-recurring income and expenses, shows a decrease of Euro 7,597 thousand, dropping from Euro 31,164 thousand at 31 December 2013 to Euro 23,567 thousand at 31 December 2014.

The decrease of Euro 490 thousand in Depreciation, amortisation and write downs is linked to the significant write downs charged to the income statement in the year 2013 mainly as a result of (i) the placing into liquidation of the UK subsidiary in July 2013 and (ii) the write-down of the carrying value of the minority shareholding in the Swiss company Pharmintraco Sagl: The write downs for the year 2014 regarded (i) the write-down of the carrying value of the assets available for sale in accordance with the industrial rationalisation project identified in the New Strategic Plan, as detailed in the paragraph “Significant events after the year-end and Business outlook” and (ii) the write-down in the value of certain R&D costs linked to projects no longer considered to be of strategic importance for the Group.

The Financial income and expenses are in line with the previous year. The net financial expenses decreased due to the effect of the lower average financial debt during the year. This heading was positively influenced by the gains on exchange, due in particular to the strengthening/revaluation of the US dollar against the Euro. The other financial expenses relate to the discounting to present value of the provision for environmental risks in the USA.

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2014	Pag. 17

Net financial expenses	31 December 2014		31 December 2013		Variation
	Euro/1000		Euro/1000		Euro/1000%

Financial income	11	-0.2%	8	-0.1%	3	33.8%
Financial charges	-4,722	75.8%	-5,778	94.9%	1,056	-18.3%
Exchange differences	890	-14.3%	-619	10.2%	1,509	-243.7%
Other charges	-2,411	38.7%	299	-4.9%	-2,710	-906.5%

Total	-6,233	100.0%	-6,090	100.0%	-142	2.3%

The Income tax shows a tax credit for the year of Euro 1,889 thousand, due to the deferred tax assets recorded by the subsidiary Euticals SpA in consideration of the expected future recovery of prior year tax losses in view of the forecasts of future profitability in the New Plan, as described in greater detail in the Explanatory Notes to the Consolidated Financial Statements.

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2014	Pag. 18

Analysis of the Group’s equity and financial situation

The table below shows the reclassified and condensed balance sheet of the Lauro Cinquantasette Group at 31 December 2014 and at 31 December 2013, in thousands of euro.

Balance Sheet	31 December 2014	31 December 2013	Variation	% Variation

Intangible assets	117,839	116,282	1,557	1.3%
Property, plant and equipment	77,152	86,426	-9,274	-10.7%
Financial fixed assets	1,816	1,844	-27	-1.5%

Total Fixed Assets	196,808	204,552	-7,745	-3.8%

Inventories	64,291	73,478	-9,187	-12.5%
Trade receivables	42,241	50,198	-7,957	-15.9%
Other current assets	20,651	13,417	0

CAPITAL INVESTED	323,991	341,646	-17,655	-5.2%

NET FINANCIAL DEBT	-82,114	-88,186	6,072	-6.9%

Shareholders’ equity	-172,950	-178,415	5,465	-3.1%

Medium/long term liabilities	-18,685	-16,574	-2,111	12.7%
Trade payables	-30,038	-38,785	8,747	-22.6%
Short term liabilities	-20,204	-19,686	-518	2.6%

SOURCES OF FINANCE	-323,991	-341,646	17,655	-5.2%

The variation in fixed assets, net of the amortisation and depreciation charge for the year, is linked principally to the following:

-	to the investments in Research and Development which amounted to Euro 4,957 thousand.

-	to the investments in Property, plant and equipment for a total of Euro 8,069 thousand, related principally to work carried out to comply with environmental protection and safety legislation and with REACH regulations, and for the revamping of the manufacturing sites and for the increase in production capacity.

The tables below give details of the capital expenditure carried out during the period, analysed by geographic area and by the principal Italian manufacturing plants.

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2014	Pag. 19

Italy

Capital expenditure	Year	Year
(in thousands of Euro)	2014	2013
Lodi	1,264	2,068
Varese	149	183
Ambrosia	169	10
Casaletto	284	1,016
Rozzano	909	789
Origgio	2,402	1,621
Chorisis Srl	55	-
TOTAL	5,232	5,688

Investments (in thousands of Euro)	Year 2014	Year 2013
ESHA	1,423	2,089
Revamping	1,667	3,022
R&D (tangible)	-	-
Production Capacity	1,052	471
Quality	1,044	78
IT	46	28
TOTAL	5,232	5,688

Lodi

Work was carried out to update the fire detection equipment and, in particular, the system of optical and acoustic alarm signals, with the aim of significantly improving the alarm system at the site. The containment measures necessary for the safety of the production of anti-cancer drugs have been completed through the purchase of isolation systems.

The compartmentalisation with HVAC (Heating, Ventilation and Air Conditioning) plant of the unloading area of the Sulphapiridine dryer and of the filter press for Sucralfate, comprising also the wet products unloading area, was carried out in accordance with the Iso 8 standards.

Extraordinary maintenance work was carried out at the plant regarding services, utilities, laboratories and production buildings, in order to improve compliance with health and safety standards.

Lastly, investments were made for the rectification plant for pyridine solvent, in order to replace the existing equipment.

Varese

The necessary work was carried out in preparation of the AIFA inspection. The TOC control system for the industrial wastewater has been replaced,

Work was carried out for the lining of cisterns and effluent tanks in order to increase the level of safety thereof.

In addition a tender has been launched for the purchase of a refrigeration unit in order to comply with the deadlines set for the utilisation of the R22 fluid.

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2014	Pag. 20

Casaletto

The capital expenditure at this site mainly regarded the extraordinary maintenance of the C5 centrifuge and work was carried out for the optimisation of the process plant.

Ambrosia

The principal capital expenditure at this site regarded the utilities, in particular an extraordinary revamping of the plant for the treatment of off-gasses (Post-combustor system), the purchase of an industrial refrigeration unit in order to comply with the deadlines set for the prohibition of the use of R22 fluid and the work necessary to obtain the Fire Prevention Certificate required by the authorities.

Rozzano - Quinto de’ Stampi

Capital expenditure at this site comprised mainly the purchase of a high containment level insulator filter for the High Potency production, an air compressor with a view to energy saving, while the equipment containing R22 has been replaced in order to comply with current legislation.

Work has begun to implement the changes requested by the AIFA following their inspection of the site; this work involves the realisation of an area for the Sampling and dispensing of raw materials in compliance with current legislative standards and the improvement of the existing sampling area at the finished products warehouse. This work shall be completed during the course of the year 2015.

As regards new products, the purchase and installation of equipment for the development of Limus have been completed.

Origgio

Significant engineering work was carried out at this site, aimed at satisfying both customers’ requirements and the legal quality standards.

In particular, a new finishing department was realised for Propofol, a bottom discharge centrifuge was installed in an ISO 8 clean room, the flooring and certain airlocks in the Minocycline finishing department have also been improved.

Also, as part of the measures to improve quality standards, a gap analysis was completed for the realisation of the necessary improvements in the Syntesis 1 finishing department.

In addition work was carried out for debottlenecking with a view to increasing the efficiency and the productive capacity of Minocycline.

As part of the process of compliance with the legislation relative to the R22 refrigeration units, purchase orders have been issued for the necessary equipment.

As regards IT systems, an infrastructural project has been developed for the entire Group which shall be implemented as from the year 2015.

Abroad

Capital expenditure (in thousands of Euro)	Year 2014	Year 2013
USA	1,063	1,018
France	1,189	1,206
Germany	585	708
TOTAL	2,837	2,932

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2014	Pag. 21

Capital expenditure (in thousands of Euro)	Year 2014	Year 2013
ESHA	559	543
Production Capacity	1,127	1,267
Revamping	623	729
Quality	502	325
IT	26	68
TOTAL	2,837	2,932

France

The work carried out was aimed principally at obtaining the approval by the FDA of the Tonneins site, necessary for the expansion of this subsidiary’s business. In particular the following were carried out:

-	the realisation of a centrifuge room in conformity with the quality standards for pharmaceutical chemical finished products, as required by the Authorities and by our customers.
-	revamping of the services, utilities and process equipment. The plants PLC systems have been revamped and work has commenced to improve the “solvent handling” procedures, as also requested by the Authorities, with a particular attention to the containment measures for the utilisation of POCL3.

Environmental and safety work has been completed in order to meet safety standards for a scrubber and for the improvement of the collection tank for the waste water at the Tonneins site.

USA

The American subsidiary has carried out work throughout the entire plant aimed at Energy Saving and for the prevention of damages caused by caused by ice and frost.

It has also replaced various pieces of obsolete equipment such as vacuum pumps, pumps and condensers.

It has set up the R&D laboratory and the pilot plant for the manufacture of Regadenoson, including the purchase of a glove box insulator.

The project for an area of filtration, drying and finishing in the S28 building for API products has been completed and the investment for the debottlenecking of the pilot unit by means of the installation of a filter dryer in the S19 department has been authorised. This investment, which is considered as a Special Project due to its strategic importance, shall be completed in 2015.

Germany

The major capital expenditure during the year regarded the completion of the work carried out in order to increase production capacity for our main products.

The subsidiary also repaired and updated the main sewerage system and purchased a centrifuge as a first step towards increasing the production capacity for the CMO – CS projects. This latter project, which is of significant importance for the implementation of the Group’s strategy, shall be completed in the first six months of 2015.

**************

The table below shows the composition of net working capital as at 31 December 2014, together with the variations therein with respect to the previous year-end.

The decrease of Euro 1,681 thousand in net working capital is due to multiple factors, the more important of which are illustrated below.

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2014	Pag. 22

Net working capital	31 December 2014	31 December 2013	Variation
	Euro/1000	Euro/1000	Euro/1000

Inventories	64,291	73,478	-9,187
Trade receivables	42,241	50,198	-7,957
Trade payables	-30,038	-38,785	8,747
Other current assets	20,651	13,417	7,233
Other current liabilities	-20,204	-19,686	-518

Total	76,941	78,622	-1,681

The value of Inventories, net of the relative provision for obsolescence, fell by Euro 9,187 thousand as a result of the following factors:

(i)	the decrease in turnover volumes with respect to budget;
(ii)	the improvement in the planning process;
(iii)	the lower level of utilisation of production capacity;
(iv)	the variation in the provision for obsolescence, as detailed in paragraph 6.6 of the Explanatory Notes to the Consolidated Financial Statements.

Inventories	31 December 2014	31 December 2013	Variation
	Euro/1000	Euro/1000	Euro/1000

Italy	49,474	58,700	-9,226
France	6,325	6,827	-502
Germany	2,054	3,505	-1,451
UK	0		0
USA	7,019	5,117	1,902
Consolidation adjustments	-581	-671	90

Total	64,291	73,478	-9,187

The more significant decreases in inventory values were registered (i) in Italy, due principally to the effect of the increase of sales of the product T BOC , which contributed significantly to the increase in stock levels at the end of 2013 ; and (ii) in Germany, as a result of the significant increase in the volume of sales. In contrast, inventory levels in the USA showed a slight increase, in preparation for the sales of the first quarter of 2015.

The Receivables decreased by Euro 8 million as a result of (i) the drop in sales volumes as well as (ii) a more effective customer relations and credit collection management. In fact we would point out that the total value of overdue receivables has fallen from Euro 13 million at 31 December 2013 to Euro 4.7 million at 31 December 2014.

Net Financial Indebtedness fell by Euro 6.1 million. This decrease is principally due to a better management of trade receivables as well as to the sale of the minority shareholding in the company Pharmintraco Sagl which has brought a financial benefit of Euro 2.4 million.

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2014	Pag. 23

Net Financial Position	31 December 2014	31 December 2013	Variation
	Euro/1000	Euro/1000	Euro/1000

Cash and cash equivalents	13,395	15,148	-1,753
Current financial debt	-94,077	-101,783	7,706
Non-current financial debt	-1,432	-1,552	120

Total net indebtedness	-82,114	-88,186	6,072

The table below gives details of the Group’s net financial position:

Net Financial Position	31 December 2014	31 December 2013	01 January 2013

Cash and cash equivalents	-13,396	-15,148	-7,808
Short term loans	93,656	100,764	99,691
Other current financial payables/(receivables)	421	1,019	744

Current net financial position	80,681	86,634	92,627

Long term loans	0	0	0
Other non-current financial payables/(receivables)	1,433	1,552	2,146

CAPITAL INVESTED	82,114	88,186	94,773

The “Other non-current financial payables/(receivables)” refer to payables for financial leasing contracts.

********************

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2014	Pag. 24

Human Resources

The year 2014 was characterised principally by three events:

-	the strengthening of the Corporate structure with the arrival of the new Managing Director;
-	the completion of the business structure of the Sales & Marketing (S&M) and Research and Development (R&D) departments ;
-	the closure of the voluntary redundancy procedure in the provinces of Lodi and Rozzano aimed at encouraging generational turnover in the relative manufacturing plants.

The arrival of the new Managing Director, with an international background, has encouraged the globalisation of the Group’s corporate and business structure.

The Corporate structure was strengthened in the R&D area, where a greater emphasis was placed on planning, and a team was set up for the management of a pilot plant in Italy. In addition, a Global Project Manager was appointed at the beginning of the year 2015 for the Custom Synthesis and Custom Manufacturing products.

In the S&M structure the Group has employed (i) Area Managers in order to reinforce the staff dedicated to the North American, South American and Russian markets; (ii) Market Analysts for the analysis and monitoring of new products/markets.

In Italy, the completion of the voluntary procedure for generational turnover, carried out with the consensus of the trade union representatives, proved to be an effective and relatively inexpensive instrument.

This project had collected a very significant consensus and resulted in an effective reduction in costs due to the decision not to replace certain positions.

Personnel costs showed a decrease with respect to the year 2013, thanks to a strategy of cost control and to the active cooperation of every department within the Group.

From a legislative point of view, in Italy, 2014 was the year of the Jobs Act. Pending the implementative decree, this law was a source of great discussion and tension, especially regarding the abolition of article 18 of the Italian Constitution and the introduction of the employment contract with gradually increasing employee protection rights. The identity crisis of the trade unions is becoming increasingly apparent and leaves room for the more extremist fringes, even in the pharmaceutical chemicals sector, which has always in the past represented an example of constructive Industrial Relations.

In general the labour market varies greatly from country to country and is inevitably linked to the economic situation. The USA has experienced a strong recovery which has, in our case, led to a high turnover; Germany and France are starting to show signs of recovery while Italy is still lagging behind, hoping to finally benefit from the long-awaited economic boost.

Overall, the year 2014 proved to be a constructive one, especially from a structural point of view. The Group has completely changed its organisation and the composition of its staff, enabling it to redefine its structure and acquiring new highly qualified and experienced professionals from outwith the Group and giving, therefore, a new boost to the desire for corporate growth.

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2014	Pag. 25

Workforce at 31 December 2014

Manufacturing site	Managers	Supervisors	Clerical staff	Manual work	Total workforce	Internships

Ambrosia	0	3	2	5	10	0
Casaletto	1	2	20	26	49	0
Rozzano QDS	9	20	56	57	142	0
Lodi	2	8	39	47	96	0
Origgio	6	29	96	92	223	0
Varese	1	5	16	8	30	0
Italy Total	19	67	229	235	550	0

France Be	1	23	9	74	107	0
France To	0	1	5	31	37	0
France Paris	0	1	1	0	2	0
Frankfurt	3	7	29	27	66	3
Us Springfield	1	16	21	35	73	1
Uk SandyCroft	0	0	0	0	0	0
Foreign Total	5	48	65	167	285	4

Group Total	24	115	294	402	835	4

Workforce at 31 dicembre 2013

Manufacturing site	Managers	Supervisors	Clerical staff	Manual work	Total workforce	Internship

Ambrosia	0	4	2	7	13	0
Casaletto	0	3	20	28	51	0
Rozzano QDS	8	18	61	49	136	0
Lodi	1	11	43	61	116	0
Origgio	7	28	95	92	222	0
Varese	2	3	20	8	33	0
Italy Total	18	67	241	245	571	0

France Be	1	23	9	74	107	0
France To	0	1	5	31	37	0
France Paris	0	1	1	0	2	0
Frankfurt	3	5	29	27	64	2
Us Springfield	1	16	20	37	74	1
Uk SandyCroft	0	0	0	0	0	0
Foreign Total	5	46	64	169	284	3

Group Total	23	113	305	414	855	3

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2014	Pag. 26

Health, safety and the environment

In Italy certain critical safety procedures have been reviewed and, where necessary, updated and integrated.

The Group has identified the priority areas of its plants on which to intervene in order to guarantee the continual improvement of the safety and environmental compliance for all of the Group’s sites.

At the Casaletto site the action requested by the authorities has been integrated into the project for the reclamation of the land and the analytical results recorded to date confirm the progress achieved.

The inspection of the safety management system at the Lodi site, pursuant to Law No. 334, led to the creation of a plan of action that is already being carried out.

The necessary steps have been undertaken in order to obtain the CPI (Fire Prevention Certificate) for the Rozzano – Ambrosia plant.

The Rozzano site was awarded the renewal of its CPI (Fire Prevention Certificate) and the Origgio site was also awarded the CPI certificate.

The renewal of the (Integrated Pollution Prevention and Control) certification was obtained for Lodi and Casaletto, while the Rozzano (Quinto De Stampi and Ambrosia) and Origgio sites are undergoing investigation by the appointed authorities and MSDS and OEL safety analyses were carried out on certain processes in order to programme any improvements required.

The 18001 Health and safety management system certification has been obtained for the Origgio plant,which has also passed the controls carried out during the surveillance period, while the Rozzano site has also adopted a health and safety management system in line with OHSAS 18001 standard.

On 22 January 2015 a fatal accident took place at the Euticals Varese manufacturing plant, involving an employee working in the production plant.

Euticals, with the support of the Press Office of Federchimica, issued a statement to the press that same night, in which it expressed its sorrow for the event, its solidarity with the family and it confirmed its intention to fully collaborate in identifying the cause of the accident. Euticals also halted production at the site in question.

In the weeks following the accident, the local ASL conducted a series of interviews with the persons involved, as a result of which it prescribed certain operational measures to be carried out and issued various fines following the ascertainment of certain violations (the total sum for all of the persons interested parties amounted to less than Euro 20 thousand).

The reconstruction of the event and the allegations formalised have been transmitted to the appropriate authorities appointed for the definition of the framework of the investigation and the eventual legal action to be taken against the persons/entities involved.

Euticals has appointed prominent consultants from the Politecnico di Milano to carry out a risks assessment and a study of the measures to be carried out on machinery in order to minimise the risks associated with the use of the equipment.

As regards the US sites, the subsidiary is continuing to keep the appropriate authorities informed regarding the status of the land reclamation project.

In addition, safety analyses have been carried out on certain production processes, such as for example Regadenoson.

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2014	Pag. 27

The French manufacturing site completed a “gap analysis” with regard to the corporate guidelines programming the relative measures required to conform thereto and the regulatory requirements were implemented in full.

In general the updating of the material data safety sheets (MSDS) was carried out at all of the Group’s manufacturing sites.

The EHS audits carried out with customers showed positive results in terms of compliance and of management at both Group and local levels. The monitoring activities carried out have confirmed the level of compliance requested.

Risks Assessment

The principal risks and uncertainties to which the Group is exposed are described below.

Credit risk

The Group’s capacity to operate and to fulfil its obligations towards the banking system and towards its suppliers is dependent upon the regular cash flows deriving from the payments received from customers. The Group has always carried out a careful monitoring of trade receivables and has reduced to a minimum the positions of risk, the nominal values of which have, however, been written down to estimated realisable value. On these grounds and in consideration of the fact that the default rate for trade receivables is lower than 1%, the Group has not adopted any external measures for hedging against credit risk.

As a result of the financial embargo imposed on Iran by the OFAC at the beginning of the year 2012, the credit risk towards customers was highly concentrated on the receivables due from Iranian customers. At 31 December 2012 Euticals Spa had a gross exposure towards Iranian customers of approximately Euro 9 million, against which a specific provision for bad debts of Euro 3 million had been accrued.

We would point out that at 31 December 2014 the Group’s credit collection process had enabled it to collect the entire balance of the overdue receivable from its Iranian customers.

Further information is provided in paragraph 3 of the Explanatory Notes to the Consolidated Financial Statements.

Liquidity risk

Liquidity risk represents the risk that the available financial resources may be insufficient to cover commitments due and includes the risk that lenders who have granted loans and/or credit facilities may request the repayment thereof. Upon the entrance of a leading investment company as a shareholder at the beginning of the year 2012, the Group renegotiated the terms of the contracts signed with the Pool of banks in February 2011.

During the year the Group continued negotiations with the Pool of banks aimed principally at the rescheduling of the repayment plan.

As illustrated in the paragraph “Significant events after the year-end and Business Outlook”, on 1 April 2015 Euticals and the banks in the Pool signed an agreement amending the 2011 loan contract; this agreement specifies, amongst other things, the significant reduction in the repayment instalment foreseen for the year 2015, providing an increase in the liquidity available for normal business operations and for the projects of restructuring and of business development.

In general, the financial management function continues to place great importance on the management of cash flows and of financial debt, seeking to maximise the cash flows generated from operations. This has enabled us to reimburse all of the loans which matured during the year 2014.

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2014	Pag. 28

Therefore, at the moment the Group’s access to financial sources is sufficient to cover its requirements.

With regard to the failure, at 31 December 2014, to respect the financial parameters specified in the loan contract, reference should be made to the paragraph “Evaluation of business going concern” below and to the further comments contained in the Explanatory Notes to the Consolidated Financial Statements.

Market risks

Interest rate risk

The interest charged on the loans and other credit facilities provided by the banking system are almost entirely linked to the Euribor 3 monthly or 6 monthly rates. At 31 December 2014, the Group’s exposure with the Pool of banks on medium-long term “amortising” loans has been partially hedged through the utilisation of IRS contracts.

Further information is provided in paragraph 3 of the Explanatory Notes to the Consolidated Financial Statements.

Exchange rate risk

Approximately 40% of the Group’s turnover takes place with countries in the US dollar zone and therefore it is subject to exchange rate risk. In order to reduce the risk deriving its exposure to fluctuations in Exchange rates, the Group has adopted hedging measures through the recourse to bank borrowings and invoicing from suppliers denominated in US dollars.

Further information is provided in paragraph 3 of the Explanatory Notes to the Consolidated Financial Statements.

Product risk

The Group has evaluated the risk linked to the non-conformity of its products to be relatively remote, based on its past experience and on its high levels of customer satisfaction. However the Group has stipulated specific insurance policies that adequately cover the Group against the possible occurrence of such risk and that are subject to review on an annual basis.

Risks linked to the legislative and regulatory evolution in the pharmaceutical sector

The pharmaceuticals sector is characterised by a high level of local, national and international regulation that has an effect at all levels of the Group’s business. The pharmaceuticals sector is also subject to national and international technical legislation governing the research, development, manufacture and distribution of pharmaceuticals and the relative scientific information disclosure requirements. The Group carries out a policy of constant monitoring of the legislative developments in all of the markets in which it operates in order to indentify changes and adapt thereto in a timely and appropriate manner.

Emerging country risk

The Group strategy for the future includes the expansion of its activities into emerging economies with a high potential for future development and characterised by solid rates of growth (e.g. Central and Eastern Europe, Middle East and North Africa). These countries could present risks linked to the political instability and economic, currency, legislative or fiscal uncertainty.

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2014	Pag. 29

Competitive risk

Just like any other company operating in the pharmaceuticals sector, the Group is subject to competition from other products that could lead to a reduction of its market share. The Group manages this risk by adopting a policy of progressive diversification and enrichment of its product portfolio, in order to reduce its dependence upon a limited number of products. In the pharmaceuticals sector there exists the risk that delays in the process of development or of the granting of the necessary authorisation by the Regulatory Authorities could prevent the Group from fulfilling the planned time schedules for the launch of new products, with a consequent potential impact on the profitability of these products and/or delays in the achievement of the budgeted growth objectives. In order to mitigate such risk, the Group adopts both a strategy of the enrichment and balancing of its pipeline of products between products linked to dossiers still in the registration phase and products already registered and yet others at different stages of development, as well as strategies of geographical diversification designed to limit the Group’s dependency upon the Regulatory Authorities of any single country.

Evaluation of business going concern

As illustrated in the previous paragraphs of this Directors’ Report, the continuation of the difficult economic situation and the increased complexity and international nature of the Lauro Cinquantasette Group prevented the Group from fully respecting its financial parameters in previous years. These factors also had a negative influence on the results for the year 2014, which were lower than those forecast in the 2014-2018 Strategic Business Plan attached to the Amending Agreement signed in the year 2012 (hereinafter referred to as the “Original Plan”) and to the financial parameters indicated in the draft of the Amending Agreement to the loan contract linked to the Original Plan.

In accordance with the terms of the loan contract, following the failure by the Group to respect the abovementioned financial parameters, the lender banks would have had the right to demand the immediate repayment of the entire loan amount.

In view of the evolution of the business during the last year, the Board of Directors of Euticals has undertaken a series of steps, in particular:

-	the strengthening of the internal functions and the rationalisation of the organisational structure, in order to render it more efficient and more appropriate to the current requirements, dimensions and operations of the Group.

-	The revision of the Original Plan and preparation of an updated Plan, approved by the Board of Directors on 4 November 2014 (“New Plan”), aimed at identifying the industrial and financial intervention considered necessary in order to achieve a balance and to redefine the growth strategy.

-	The launch, as from November 2014 of the review of the existing agreements regarding the financial operations with the Pool of banks.

In particular, among the various financial measures considered necessary in order to fulfil the revised liquidity requirements for the years 2015 and 2016, the New Plan foresees the recourse to further sources of finance, to be obtained (i) by means of the recapitalisation, by the shareholders, of the parent company and of the subsidiary Euticals Spa; and (ii) through the remodelling of the loan repayment plan and the prolonging/extension of the repayment period.

On 31 March 2015 Euticals received confirmation of the unanimous resolution by the Pool of Banks approving (i) the waiver of the right to the penalties prescribed for the failure to comply with certain contractual clauses; (ii) the request for amendments to the loan contract.

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2014	Pag. 30

On 1 April 2015 Euticals and the Pool of Banks signed an agreement containing amendments to the terms of the original loan contract stipulated in the year 2011 (hereinafter referred to as the “Amending Agreement”).

The more significant terms and conditions of the Amending Agreement are shown below:

A)	Rescheduling of the debt

The Amending Agreement foresees the rescheduling of the loan repayment plan as follows:

Year (in millions of Euro)	Repayment instalments Amending Agreement	Repayment instalments Original Contract

2015	2.0	13.9
2016	2.5	35
2017	9.5	13.6
2018	17.5	-
2019	19.5	-
2020	11.5	-

Total	62.5	62.5

B)	Financial parameters

The Amending Agreement foresees the revision, in conformity with the New Plan, of the financial parameters on which to measure the Group’s performance during the loan repayment period as indicated in point A).

C)	Capitalisation

The Amending Agreement contains the obligation for the financial shareholders to underwrite a share capital increase in the Parent company, to be used for the capitalisation of the subsidiary Euticals, (i) of Euro 12.5 million, to be paid in at the time of the stipulation of the Amending Agreement, following the explicit waiver on the part of the Pool of Banks to the obligatory advance repayment of the loan received, as foreseen by the original loan contract; (ii) of a further Euro 5 million, to be paid in the event of the non-occurrence of certain events specified in the Amending Agreement.

On 15 April 2015, in accordance with the terms of the Amending Agreement, the financial shareholders of Lauro Cinquantasette Spa paid in the share capital increase of Euro 12.5 million. This sum was immediately paid by the parent company to the subsidiary Euticals in the form of increase in equity reserves.

In consideration of the above, the Directors of Lauro Cinquantasette and of Euticals have prepared the financial statements on a going concern basis.

The Group is proceeding with the path of industrial restructuring outlined in the New Plan, as described in greater detail in the paragraph “Significant events after the year-end and Business outlook”.

In consideration of the above, the table below shows the net indebtedness according to the terms of the current loan agreement and, in the column “Pro-forma at 31 December 2014” we show the expected effects of the rescheduling of the loan repayments:

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2014	Pag. 31

Net Financial Position	31 December 2014	31 December 2014	31 December 2013
	proforma - Euro/1000	Euro/1000	Euro/1000

Cash and cash equivalents	13,395	13,395	15,148
Current financial debt	-33,851	-94,077	-101,783
Non-current financial debt	-61,658	-1,432	-1,552

Total	-82,114	-82,114	-88,186

Transactions with Group companies and Other related parties

All of the commercial and financial transactions between the Group companies during the year 2014 took place on an arm’s length basis at normal market conditions.

No significant transactions took place with other related parties.

Further information is provided in Note 6.27 of the Explanatory Notes to the Consolidated Financial Statements.

Own shares

The Company does not hold any own shares.

Derivative Financial Instruments

In accordance with the requirements of art. 2428, paragraph 3, point 6-bis of the Italian Civil Code, we inform you that on 12 May 2011 the Company stipulated a hedging contract against the risk of fluctuations in the interest rates (Euribor 3 months + Spread) on certain components of the Loan which matures on 31 December 2016. Reference should be made to Note 2.4 of the Explanatory Notes to the Consolidated Financial Statements for a detailed description of the characteristics and value of the derivate instruments as at 31 December 2014.

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Significant events after the year-end and Business outlook.

On 22 January 2015 a fatal accident took place at the Euticals Varese manufacturing plant, involving an employee working in the production plant.

Euticals, with the support of the Press Office of Federchimica, issued a statement to the press that same night, in which it expressed its sorrow for the event, its solidarity with the family and it confirmed its intention to fully collaborate in identifying the cause of the accident. Euticals also halted production at the site in question.

In the weeks following the accident, the local ASL conducted a series of interviews with the persons involved, as a result of which it prescribed certain operational measures to be carried out and issued various fines following the ascertainment of certain violations (the total sum for all of the persons interested parties amounted to less than Euro 20 thousand).

The reconstruction of the event and the allegations formalised have been transmitted to the appropriate authorities appointed for the definition of the framework of the investigation and the eventual legal action to be taken against the persons/entities involved.

Euticals has (i) appointed prominent consultants from the Politecnico di Milano to carry out a risks assessment and a study of the work to be carried out on machinery in order to minimise the risks associated with the use of the equipment, (ii) activated the insurance guarantees and (iii) as from 25 February has launched a back-up production plan at another Italian manufacturing plant in order to overcome the possibility of being unable to recommence production at the Varese plant in the short term. It should be noted that the production suspended accounts for approximately 5 million of total annual turnover.

From a financial point of view, on 13 February 2015 the Shareholders’ meeting of Lauro Cinquantasette resolved a share capital increase of Euro 17.5 million, to be paid in as specified in the paragraph “Evaluation of Business going concern”, necessary for the achievement of the objectives of the New Plan and to the reaching of an agreement to amend the terms of the contract for the loan with the Pool of Banks.

On 31 March 2015 Euticals received confirmation of the unanimous resolution by the Pool of Banks approving (i) the waiver by the banks of the covenant penalties for the failure to comply with certain contractual clauses; (ii) the request for amendments to the loan contract.

On 1 April 2015 Euticals and the Pool of Banks signed an agreement modifying the original loan contract stipulated in 2011 (hereinafter referred to as the “Amending Agreement”).

On 15 April 2015, in accordance with the terms of the Amending Agreement, the institutional investor shareholders of Lauro Cinquantasette Spa paid in the share capital increase of Euro 12.5 million. This sum was immediately paid by the parent company to the subsidiary Euticals in the form of an increase in the subsidiary’s equity reserves.

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From a strategic and industrial point of view, as part of the implementation of the New Plan, the Group is in the process of finalising the activities necessary for the sale of the first manufacturing plant to a leading company in the pharmaceuticals market interested in an Italian manufacturing plant for its own production.

The agreement specifies that the Purchaser shall buy the manufacturing plant business unit which consists of the land and buildings and the industrial plant and equipment, together with 100% of the employees at the plant, including the liabilities relative thereto.

Eutical Spa shall maintain the ownership of the business; the manufacturing activities shall be progressively allocated to other sites within the Group. Reference should be made to paragraph 6.9 of the Explanatory Notes to the Consolidated Financial Statements for further detail thereon.

This operation represents a first important step towards the realisation of the New Plan in that it enables the Company to commence (i) the rationalisation and the improvement in the efficiency of its manufacturing structure; (ii) to benefit from the cash flows deriving from the sale while maintaining the continuity of the business; (iii) to expand its business improving both productivity and profitability.

Evaluation studies have also commenced for the sale and/or elimination of further production plants in consistency with the guidelines of the New Plan. The Group has begun to identify the relevant business units, to evaluate the necessary investments, and to prepare detailed plans for the transfer of products and the related regulatory activities.

On 24 March a preliminary meeting was held with the trade union representatives in order to illustrate the guidelines of the New Plan and the investments associated thereto. The meeting was concluded successfully and the Company is preparing to implement the next steps for the execution of the New Plan.

From a Business point of view, the first quarter of the year 2015 closed satisfactorily with a growth in Revenues of 21.5% with respect to the previous year and substantially in line with budget.

In the coming year we expect to see both a growth in Ebitda of more than 20% with respect to the previous year and a significant improvement in cash flow generation.

Milan, 15 April 2015.

The Managing Director

Margalit Fine

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2014	Pag. 34

Consolidated Financial

Statements as at

31 December 2014

Lauro Cinquantasette Group

Registered offices in Via del Lauro 7 - 20121 Milan

Share Capital Euro 58,333,333.25 fully paid up

Fiscal Code 04849340965

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2014	Pag. 35

Consolidated Statement of Financial Position

(in thousands of Euro)	Note	At 31 December 2014	At 31 December 2013	At 1 January 2013

Intangible assets	6.1	117,839	116,282	129,383
Property, plant and equipment	6.2	77,152	86,426	92,438
Deferred tax assets	6.3	11,043	6,299	6,578
Other non-current assets	6.4	1,816	1,844	1,632

Total non-current assets		207,850	210,851	230,031

Inventories	6.6	64,292	73,479	67,829
Trade receivables	6.7	42,241	50,198	58,253
Current tax receivables	6.5	1,039	1,954	2,116
Other current assets	6.4	3,569	3,541	6,095
Cash and cash equivalents	6.8	13,396	15,148	7,808

Total Current assets		124,537	144,320	142,101

Assets held for sale	6.9	5,000	1,624	-

Total assets		337,387	356,795	372,132

Share capital	6.10	50,000	50,000	50,000
Share premium reserve	6.10	167,500	167,500	167,500
Other reserves	6.10	(11,470)	(10,229)	(11,136)
Retained earnings/(Losses brought forward)	6.10	(28,856)	(20,452)	(9)
Net profit/(loss) for the year	6.10	(4,224)	(8,404)	(20,195)

Total shareholders’ equity	6.10	172,950	178,415	186,160

Non-current financial liabilities	6.11	1,433	1,552	2,146
Employee benefits	6.12	11,222	10,126	10,246
Provisions for long term risks and charges	6.13	7,463	6,449	6,047
Deferred tax liabilities	6.3	163	582	776

Total non-current liabilities		20,281	18,709	19,215

Current financial liabilities	6.11	94,077	101,783	100,435
Trade payables	6.14	30,039	38,784	46,341
Current tax payable	6.5	2,668	3,209	4,147
Provisions for short term risks and charges	6.13	1,353	1,325	3,950
Other current liabilities	6.15	15,348	14,570	11,884

Total current liabilities		143,485	159,671	166,757

Total liabilities		163,766	178,380	185,972
Liabilities held for sale	6.9	671	-	-

Total liabilities and shareholders’ equity		337,387	356,795	372,132

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2014	Pag. 36

Consolidated Income Statement

(in thousands of Euro)	Note	Year 2014	Year 2013

Sales revenues	6.16	186,113	201,809
Other income and revenues	6.17	2,761	1,093
Total Revenues		188,874	202,902
Raw, subsidiary and consumable materials	6.19	(69,695)	(90,550)
Services and rental and leasing charges	6.20	(43,217)	(44,947)
Personnel costs	6.21	(53,648)	(54,978)
Other operating costs	6.22	(3,075)	(3,559)
Variation in inventories of finished products and work in progress		(3,243)	8,868
Internal work capitalised	6.18	5,631	3,647
Depreciation, amortisation and writedowns	6.23	(21,508)	(21,998)
Total operating costs		(188,755)	(203,517)

Operating profit/(loss)		119	(615)

Financial income	6.24	11	8
Financial expenses	6.24	(6,243)	(6,098)

Profit/(loss) before tax		(6,113)	(6,705)

Income tax	6.25	1,889	(1,699)

Net profit /(loss) for the year		(4,224)	(8,404)

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Consolidated Statement of Comprehensive Income

(in thousands of Euro)		2014	2013

Net profit /(loss) for the year		(4,224)	(8,404)

Other comprehensive income (loss) that will not be reclassified subsequently to profit or loss:
Remeasurement of defined benefit plans	7.5)D	(1,397)	123
Total		(1,397)	123
Other comprehensive income that will be reclassified subsequently to profit or loss:
Gains/(losses) on cash flow hedging instruments	7.5)G	399	421
Gains/(losses) on exchange differences from translation of financial statements of foreign subsidiaries		(243)	115
Total		156	536

Comprehensive income (loss) for the period		(5,465)	(7,745)

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Consolidated Cash Flow Statement

(in thousands of Euro)	Year 2014	Year 2013

Profit/(loss) before tax	(6,113)	(6,705)

Adjustments for non-monetary items

Depreciation, amortisation and writedowns	17,317	24,239
Accruals to provisions for risks/employee benefits/other provisions	3,605	73
Financial income and expenses	8,004	6,090
Other non-monetary items	-	105
Cash flows generated from operating activities before change in working capital	22,813	23,802

Variation in inventories	6,818	(8,118)
Variation in trade receivables	6,677	11,173
Variation in trade payables	(8,746)	(7,719)
Variation in other assets/liabilities	436	5,281
Utilisation of provisions for risks	(999)	(4,052)
Interest paid	(6,125)	(5,871)
Tax paid	(2,279)	(2,689)

Cash flows generated (absorbed) by operating activities	18,596	11,807

(Acquisitions)/sales of companies net of cash acquired	2,434	(2,272)
Purchases of property, plant and equipment	(8,069)	(8,621)
Purchases of intangible assets	(5,495)	(3,294)
Disposals of property, plant and equipment	14	1,096
Disposals of intangible assets	-	8,000

Cash flows generated (absorbed) by investing activities	(11,116)	(5,091)

Increase in non-current financial liabilities	-	-
Decrease in non-current financial liabilities	-	-
Increase (decrease) in current financial liabilities	(7,932)	47
Other changes in shareholders’ equity	(1,299)	578

Cash flows generated (absorbed) by financing activities	(9,231)	625

Decrease in cash and cash equivalents	(1,752)	7,340

Cash and cash equivalents at beginning of year	15,148	7,808

Effect of exchange differences on cash and cash equivalents	-	-

Cash and cash equivalents at end of year	13,396	15,148

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2014	Pag. 39

Statement of changes in consolidated net equity

				Reserve		Retained
		Share		for Cash		earnings/(losses	Net	Total
	Share	premium	Reserve	flow	Other	brought	profit/(loss)	Shareholders’
(in thousands of Euro)	capital	reserve	for FTA	Hedging	reserves	forward)	for the year	equity

Shareholders’ equity at 1 January 2013	50,000	167,500	(10,030)	(1,193)	87	(9)	(20,195)	186,160
Net profit /(loss) for the year	-	-	-		-	-	(8,404)	(8,404)
Gains/(losses) on cash flow hedging instruments	-	-	-	421	-	-	-	421
Remeasurement of defined benefit plans	-	-	-	-	123	-	-	123
Exchange differences from translation of financial statements of foreign subsidiaries in currency other than Euro	-	-	-	-	115	-	-	115
Comprehensive income/(loss) for the year	-	-	-	421	238	-	(8,404)	(7,745)
Allocation of result for the year 2012	-	-	-	-	248	(20,443)	20,195	-
Shareholders’ equity at 31 December 2013	50,000	167,500	(10,030)	(772)	573	(20,452)	(8,404)	178,415
Net profit /(loss) for the year	-	-	-	-	-	-	(4,224)	(4,224)
Gains/(losses) on cash flow hedging instruments	-	-	-	399	-	-	-	399
Remeasurement of defined benefit plans	-	-	-	-	(1,397)	-	-	(1,397)
Exchange differences from translation of financial statements of foreign subsidiaries in currency other than Euro	-	-	-	-	(243)	-	-	(243)
Comprehensive income/(loss) for the year	-	-	-	399	(1,640)	-	(4,224)	(5,465)
Allocation of result for the year 2013	-	-	-	-	-	(8,404)	8,404	-
Shareholders’ equity at 31 December 2014	50,000	167,500	(10,030)	(373)	(1,067)	(28,856)	(4,224)	172,950

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2014	Pag. 40

Explanatory Notes to the Consolidated Financial Statements

1	General Information

Lauro Cinquantasette S.p.A. (hereinafter referred to as “Lauro”, the “Company” or the “Parent company”) is a limited liability company constituted and domiciled in Italy, with registered offices in Milan, in via del Lauro, 7, constituted and operating under Italian law. The share capital of Lauro Cinquantasette is held for 86.17 % by institutional investors and the remainder by industrial shareholders.

The Company and its subsidiaries (together referred to as the “Group”) operate in Italy, France, Germany and the USA, in the Active Pharmaceutical Ingredients (“API”) sector and in the Customs Synthesis and Fine Chemicals segments. For a description of the nature of the Group’s business and of its principal operations, as well as of the Group structure, reference should be made to the Directors’ Report.

The present consolidated financial statements represent the first set of financial statements to be prepared entirely in conformity with the International Financial Reporting Standard (“IFRS”) issued by the International Accounting Standards Board (IASB) and have been approved by the Board of Directors of the parent company at their meeting held on 15 April 2015.

2	Summary of Accounting Principles

The principal accounting principles and valuation criteria applied in the preparation of the present Consolidated Financial Statements for the year ended 31 December 2014 (hereinafter referred to as the “Consolidated Financial Statements”) are summarised below.

2.1	Basis of Preparation

The Consolidated Financial Statements have been prepared on a going concern basis, as specified in greater detail in the following paragraph 2.2 “Evaluation of Business going concern”.

The Company had prepared the previous year’s financial statements in conformity with Italian Legislative Decree No. 127 of 9 April 1991, as interpreted by the accounting principles issued by the Consiglio Nazionale dei Dottori Commercialisti e dei Ragionieri, and by the Organismo Italiano di Contabilità (O.I.C.) (hereinafter referred to as the “Italian Accounting Principles”) and, in the absence thereof and where applicable, with those issued by the International Accounting Standard Board (IASB) and endorsed by the European Commission. In preparing the Consolidated Financial Statements as at 31 December 2014, the Company took advantage of the option provided by Legislative Decree No. 38 of 28 February 2005 and has applied the International Financial Reporting Standards (hereinafter referred to as “IFRS” or “international accounting standards”) issued by the IASB and endorsed by the European Commission in accordance with article 6 of the EC Regulation No. 1606/2002, issued by the European Parliament and the European Council on 19 July 2002, regarding the preparation of its Consolidated Financial Statements.

Therefore the present Consolidated Financial Statements represent the first set of financial statements prepared in accordance with the IFRS, comprised of all of the “International Financial Reporting Standards”, all of the “International Accounting Standards” (IAS), all of the interpretations of the “International Financial Reporting Standards Interpretations Committee” (IFRS IC), formerly called “Standing Interpretations Committee” (SIC), which had been endorsed at the balance sheet date by the European Commission in accordance with the EC Regulation No. 1606/2002 issued by the European Parliament and European Council on 19 July 2002. The IFRS have been applied in a consistent manner for all of the periods presented in this Annual Report.

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Given that these are the first set of Consolidated Financial Statements prepared by the Group in conformity with the IFRS, it has been necessary to carry out a process of transition from Italian Accounting Principles to the IFRS in conformity with the requirements of IFRS1 “First time adoption of the International Financial Reporting Standards”; for this purpose and for the abovementioned reasons, the 1° January 2013 was chosen as the date for the transition to the IFRS (hereinafter referred to as the “Transition date”). As regards the disclosure requirements of IFRS 1 regarding the accounting effects linked to the transition from Italian Accounting Principles to the IFRS, reference should be made to Note 7 below.

The Consolidated Financial Statements are prepared and presented in Euro, which is the functional currency of the main economic areas in which the Group operates. All of the amounts shown in this Annual Report are expressed in thousands of Euro, unless indicated otherwise.

The Group has chosen to adopt the following financial statement format and classification criteria, from the various options permitted by IAS 1 Presentation of financial statements:

-	Statement of Financial Position: the format adopted distinguishes between current and non-current assets and current and non-current liabilities;
-	Income Statement: this classifies operating costs by nature, considered to be more reliable and relevant to the Group’s business than the classification by destination;
-	Statement of Comprehensive Income: this includes, in addition to the net profit resulting from the income statement, the other variations in components of shareholders’ equity relative to non-shareholder operations;
-	Cash Flow Statement: this has been prepared using the indirect method, distinguishing between cash flows from operating, investing and financing activities;
-	Statement of changes in Consolidated Shareholders’ Equity: this provides separate disclosure of the result of the statement of comprehensive income and of the transactions with shareholders.

The Consolidated Financial Statements have been prepared on a historical cost basis, taking account where appropriate of the value adjustments, with the exception of the valuation of financial assets and liabilities, which are stated at fair value, as indicated in the section “Accounting principles and valuation criteria” below.

2.2	Evaluation of business going concern

As illustrated in the Directors’ Report, the continuation of the difficult economic situation and the increased complexity and international nature of the Lauro Cinquantasette Group prevented the Group from fully respecting its financial parameters in previous years. These factors had a negative influence on the results for the year 2014 also, which were lower than those forecast in the 2014-2018 Strategic Plan attached to the Amending Agreement signed in the year 2012 (hereinafter referred to as the “Original Plan”) and to the financial parameters indicated in the draft of the Amending Agreement to the loan contract linked to the Original Plan.

In accordance with the terms of the loan contract, following the failure by the Group to respect the abovementioned financial parameters, the lender banks would have had the right to demand the immediate repayment of the entire loan amount.

In view of the evolution of the business during the last year, the Board of Directors of Euticals has undertaken a series of steps, in particular:

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2014	Pag. 42

-	the strengthening of the internal functions and the rationalisation of the organisational structure, in order to render it more efficient and more appropriate to the current requirements, dimensions and operations of the Group;

-	the revision of the Original Plan and preparation of an updated Plan, approved by the Board of Directors on 4 November 2014 (“New Plan”), aimed at identifying the industrial and financial intervention considered necessary in order to achieve a balance and to redefine the growth strategy;

-	the launch, as from November 2014, of the review of the existing agreements regarding the financial operations with the Pool of banks.

In particular, among the various financial measures considered necessary in order to fulfil the revised liquidity requirements for the years 2015 and 2016, the New Plan foresees the recourse to further sources of finance, to be obtained (i) by means of the recapitalisation by the shareholders of the parent company and of the subsidiary Euticals Spa; and (ii) through the remodelling of the loan repayment plan and the prolonging/extension of the repayment period.

On 31 March 2015 Euticals received confirmation of the unanimous resolution by the Pool of Banks approving (i) the waiver of the right to the penalties prescribed for the failure to comply with certain contractual clauses; (ii) the request for amendments to the loan contract.

On 1 April 2015 Euticals and the Pool of Banks signed an agreement containing amendments to the terms of the original loan contract stipulated in the year 2011 (hereinafter referred to as the “Amending Agreement”).

The more significant terms and conditions of the Amending Agreement are shown below:

A) Rescheduling of the debt

The Amending Agreement foresees the rescheduling of the loan repayment plan as follows:

Year (in millions of Euro)	Repayment instalments Amending Agreement	Repayment instalments Original Contract

2015	2.0	13.9
2016	2.5	35
2017	9.5	13.6
2018	17.5	-
2019	19.5	-
2020	11.5	-

Total	62.5	62.5

B) Financial Parameters

The Amending Agreement foresees the revision, in conformity with the New Plan, of the financial parameters on which to measure the Group’s performance during the loan repayment period as indicated in point A).

C) Capitalisation

The Amending Agreement contains the obligation for the institutional shareholders to underwrite a share capital increase in the Parent company, destined for the capitalisation of the subsidiary Euticals, (i) of Euro 12.5 million to be paid in at the time of the stipulation of the Amending Agreement, following the explicit waiver on the part of the Pool of Banks to the obligatory advance repayment of the loan received, as foreseen by the original loan contract; (ii) of a further Euro 5 million, to be paid in the event of the non-occurrence of certain events specified in the Amending Agreement.

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On 15 April 2015, in accordance with the terms of the Amending Agreement, the institutional shareholders of Lauro Cinquantasette Spa paid in the share capital increase of Euro 12.5 million. This sum was immediately paid by the parent company to the subsidiary Euticals in the form of increase in equity reserves.

In consideration of the above, the Directors of Lauro Cinquantasette and of Euticals have prepared the financial statements on a going concern basis.

The Group is proceeding with the programme of industrial restructuring outlined in the New Plan, as described in greater detail in the paragraph “Significant events after the year-end and Business outlook” contained in the Directors’ Report.

In consideration of the above, the table below shows the net indebtedness according to the terms of the current loan agreement and, in the column “Pro-forma at 31 December 2014”, we also show the expected effects of the rescheduling of the loan repayments:

Net Financial Position	31 December 2014	31 December 2014	31 December 2013
	proforma - Euro/1000	Euro/1000	Euro/1000

Cash and cash equivalents	13,395	13,395	15,148
Current financial debt	-33,851	-94,077	-101,783
Non-current financial debt	-61,658	-1,432	-1,552

Total	-82,114	-82,114	-88,186

2.3	Consolidation Area and Consolidation method

The Consolidated Financial Statements include the financial statements for the year of the parent company, and those of its subsidiaries, prepared in accordance with the IFRS. The companies included in the consolidation area as at 31 December 2014 and 2013 and at 1° January 2013 are listed in Appendix 1, which forms an integral part of these Consolidated Financial Statements.

For further details regarding the principal changes in the consolidation area during the years 2014 and 2013 reference should be made to Note 5 below.

The Consolidated Financial Statements include the financial statements of all of the subsidiaries as from the date in which the Group acquired control up until the date in which such control ceases. All of the subsidiaries share the same financial year-end as that of the parent company Lauro Cinquantasette SpA. Control is presumed to exist when the parent company Lauro Cinquantasette SpA has :

-	decisional power over the subsidiary, or rather, the ability to direct the relevant activities of the subsidiary, that is, those activities that significantly affect the subsidiary’s results;
-	the right to variable returns (positive or negative) deriving from its investment in the subsidiary;
-	the ability to use its decisional power over the subsidiary to determine the amount of the returns on its investment in the subsidiary.

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The existence of control is verified whenever events or circumstances indicate that a variation has taken place in one or more of the three elements of control. The following criteria were adopted in the preparation of the Consolidated Financial Statements consolidated on a line-by-line basis (global integration method):

-	the assets and liabilities and the income and expenses of subsidiaries are consolidated on a line-by-line basis, attributing to any minority shareholders, where applicable, the portion of net equity and result for the period attributable thereto; these minority interests are disclosed separately in the shareholders’ equity and in the income statement;
-	in conformity with the provisions contained in IFRS 3 “Business combinations”, the business combination operations in which the control of an entity is acquired are recorded in accordance with the “acquisition method”. The acquisition cost is represented by the fair value at the acquisition date of the assets acquired, of the liabilities assumed and of the equity instruments issued. The identifiable assets acquired and the liabilities and potential liabilities assumed are recorded at the relative fair value at the acquisition date, with the exception of deferred tax assets and liabilities, the assets and liabilities for employee benefits and assets held for sale which are recorded in accordance with the relevant accounting standards. Any positive difference between the acquisition cost and the fair value of the assets and liabilities acquired is recorded in intangible assets as goodwill; any negative difference is recorded as income in the income statement, after having first re-verified the correct measurement of the fair values of the assets and liabilities acquired and of the acquisition cost. Accessory costs are recorded in the income statement when incurred.
-	The acquisition cost also includes the contingent consideration, recorded at fair value at the date in which control is acquired. Subsequent variations in fair value are recognised in the income statement or in the statement of comprehensive income if the contingent consideration is a financial asset or liability. Contingent considerations classified as shareholders’ equity are not remeasured and the subsequent payment is recorded directly in shareholders’ equity.
-	If the business combination through which control is acquired takes place in various stages, the Group remeasures any previously held interest in the acquired entity at fair value at the acquisition dates and any resultant gains or losses are recorded in the income statement.
-	Acquisitions of minority shareholdings relative to entities over which control already exists, or sales of minority shareholdings which do not result in the loss of control, are considered to be equity operations; therefore any difference between the acquisition/sale cost and the relative portion of net equity acquired/sold is recorded as an adjustment to the shareholders’ equity of the Group.
-	All gains and losses, including the relative tax effects, deriving from operations carried out between consolidated companies and not yet realised at the balance sheet date are eliminated. All receivables, payables, income and charges between companies included in the consolidation area are also eliminated.

The financial statements of subsidiaries denominated in functional currencies other than the Euro are converted as follows:

-	the assets and liabilities are converted using the year-end exchange rates;
-	the costs and revenues are converted using the average exchange rate for the period.

The following exchange rates were utilised for the translation of the financial statements of subsidiaries expressed in currency other than the Euro at 31 December 2014 and 2013 and at 1° January 2013:

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2014	Pag. 45

	Average exchange rate			Year-end exchange
Currency	2014	2013	2012	2014	2013	2012

USD	1.33	1.33	1.28	1.21	1.38	1.32
GBP	0.81	0.85	0.81	0.78	0.83	0.82

ASSOCIATED COMPANIES

Associated companies are those companies over which the Group exercises a significant influence, which is presumed to exist when the investment represents between 20% and 50% of voting rights. Investments in associated companies are initially recorded at cost and subsequently valued using the net equity method, whereby:

-	the carrying value of these equity investments is aligned to the Group’s share of net equity value, adjusted where necessary to reflect the application of the IFRS, and includes the higher values attributed to the assets and liabilities and of the eventual goodwill identified at the time of acquisition of the investment;
-	the Group’s share of the profits or losses of an associate are recorded starting from the date in which the significant influence commences until the date it ceases. Should the associated company show a negative net equity as a result of losses, the carrying value of the investment is reduced to zero and the Group’s share of any excess loss is recorded in a specific provision if the Group had incurred any legal or implicit obligation to cover these losses; any other variations in the associate’s net equity not deriving from its profits or losses are recorded directly in the statement of comprehensive income;
-	the unrealised gains and losses generated from transactions between the parent company/subsidiary companies and those companies valued at net equity, including the distribution of dividends, are eliminated in proportion to the Group’s investment therein.

TRANSLATION OF FOREIGN CURRENCY BALANCES AND TRANSACTIONS

Transactions in foreign currency are translated into the entity’s functional currency using the exchange rate in effect at the relative transaction dates. Foreign exchange gains and losses realized on the receipt or the payment of the above transactions and the unrealized gains and losses arising from the year-end translation of monetary asset and liability balances denominated in foreign currencies are recognized in the income statement.

2.4	Accounting principles and valuation criteria

The more significant accounting principles and valuation criteria adopted in the preparation of the Consolidated Financial Statements are summarised below.

INTANGIBLE ASSETS

Intangible assets are comprised of identifiable non-monetary assets without physical substance able to produce future economic benefits. Such assets are initially recorded at purchase and/or production cost, inclusive of the direct accessory costs attributable to the preparation of the asset for its intended use.

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Eventual interest charges matured during and for the development of intangible assets are considered to be part of the purchase cost. In particular, the Group has the following principal intangible assets:

(a) Goodwill

Goodwill is classified as an intangible asset with an indefinite useful economic life and is initially recorded at cost, as described above, and subsequently tested for impairment, at least annually or whenever there is an indication of a loss in value, to verify the adequacy of the relative carrying amount in the financial statements. Losses in the value of goodwill cannot be reversed at a later date should the circumstances which caused the loss cease to exist.

(b) Other intangible assets

Intangible assets acquired individually are initially recorded at cost, while those acquired through business combinations are recorded at fair value at the acquisition date. Intangible assets created internally, with the exception of development costs, are not capitalised and are charged to the income statement in the period in which the relative costs are incurred.

The useful life of intangible assets is determined as being either finite or indefinite, depending upon the nature of the asset.

Intangible assets with a finite useful life are amortised over their useful life and subjected to impairment test whenever there is an indication of a possible loss in value. The residual useful life is reviewed at the end of each financial year, or more frequently if necessary. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are accounted for by changing the amortisation period and/or method as appropriate, and are treated as changes in accounting estimates. The amortisation charges for intangible assets with finite useful lives are recorded in the income statement for the year in the expense category consistent with the function of the intangible asset.

Intangible assets with an indefinite useful life are not amortised but rather are subject to an annual impairment test, both on an individual level and on a cash generating unit (CGU) level. The evaluation of indefinite useful life is reviewed on an annual basis in order to determine if this continues to be the case, if not, the change from indefinite useful life to finite useful life is applied prospectively.

The gains or losses deriving from the elimination of an intangible asset are calculated as the difference between the net proceeds from the sale and the carrying value of the asset, and are recorded in the income statement in the period in which the sale or other disposal takes place.

The estimated useful lives of the various categories of intangible assets are shown below:

Category of intangible asset	Useful life (in years)

Concessions, licences and similar	10
Patents and trademarks	5
Development costs	5
Software	5

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Research and development costs

Research costs are charged to the income statement in the period in which they are incurred. Development costs sustained in relation to a specific project are capitalised and recorded as intangible assets when the following conditions are satisfied:

-	the technical feasibility of the project can be demonstrated;
-	the intention and capacity to complete the project and sell or otherwise utilise the intangible assets generated by the project can be demonstrated;
-	the ways in which the asset can generate future economic benefits can be demonstrated;
-	the technical and financial resources for the completion of the project are available;
-	the project can be clearly identified and the costs associated with it can be identified and measured reliably.

Following their initial recognition, the product development costs capitalised are valued at cost net of accumulated amortisation or impairment losses. The amortisation of the asset commences from the moment in which the development is completed and the asset is available for use. The development costs capitalised are amortised in relation to the duration of their expected future benefits and the relative amortisation charges are classified in cost of sales. The costs capitalised are subjected to annual impairment tests during the development period.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at acquisition or production cost, net of accumulated depreciation and eventual impairment losses. Purchase cost includes all directly attributable costs necessary to make the asset ready for use and any expenses for decommissioning and restoration that will be incurred as a result of contractual obligations that require the assets to be restored to their original condition. Any borrowing costs incurred for the acquisition, production or construction of property, plant and equipment are capitalised and depreciated on a straight-line basis over the useful lives of the assets to which they relate.

Ordinary and/or cyclical maintenance and repairs are charged directly to the income statement in the year in which they are incurred. The capitalisation of costs relative to the expansion, modernization or improvement of facilities owned or leased by the Group is carried out to the extent that they meet the requirements for separate classification as assets or parts of assets. Improvements to third party assets are depreciated over the lesser of the remaining estimated useful life of the asset equipment and the residual duration of the lease/rental contract.

Depreciation is calculated on a straight-line basis over the useful economic lives of the assets. Where the depreciable asset is composed of distinctly identifiable elements whose useful life differs significantly from the other parts that compose the asset, depreciation is calculated separately for each of the parts that compose the asset in accordance with the so-called “component approach”.

The following useful economic-technical lives have been estimated for the various asset categories:

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Category of property, plant and equipment	Useful life (in years)

Buildings (foundations and walls)	25
Light construction	13
Specific highly-corrosive plant	8
Specific low-corrosive plant	10
Purification plant	8
Generic plant	10
Generic and specific equipment	5
EDP systems	5
Office furniture	8
Trucks	4
Automobiles	5

The useful economic-technical lives of property, plant and equipment and their residual value is reviewed and, if necessary, updated at the end of each year.

Leased assets

Assets held under finance lease contracts in which substantially all of the risks and rewards of ownership are transferred to the Group are recognized as property, plant and equipment at the fair value at the date of stipulation of the contract, or, if lower, at the present value of the minimum lease payments, including any sums payable for the exercise of purchase options. The corresponding liability payable to the lesser is shown in the financial statements under the heading “financial liabilities”. The assets are depreciated according to the policies and rates indicated for property, plant and equipment unless the term of the lease contract is shorter than the useful life represented by these rates and reasonable certainty of transferring ownership of the leased asset at the natural expiration of the contract is not assured; in that case, the depreciation period is represented by the term of the lease contract.

Leases in which the lessor retains substantially all of the risks and rewards associated with ownership of the assets are classified as operating leases. Payments made under operating leases are recognized in the income statement on a straight-line basis over the duration of the leasing contract.

IMPAIRMENT OF INTANGIBLE ASSETS AND OF PROPERTY, PLANT AND EQUIPMENT

(a) Goodwill and other intangible assets with an indefinite useful life

As mentioned above, goodwill is subjected to an impairment test on an annual basis, or whenever there is an indication of impairment, in order to verify the adequacy of the relative carrying amount in the financial statements.

The impairment test is carried out for each of the Cash Generating Units (CGU) to which the goodwill has been allocated. An impairment loss on goodwill is recognized when the recoverable amount of goodwill is lower than the carrying amount in the financial statements. The recoverable amount is the higher of the fair value, net of selling or disposal costs, of the CGU or groups of CGUs and the relative value in use, which is defined as the present value of the estimated future cash flows for such asset. The value in use is determined by discounting the estimated future cash flows from the use of the asset to present value at a pre-tax rate which reflects current market assessments of the time value of money, in relation to the period of the investment and the risks specific to the asset. When the impairment loss is higher than the carrying amount of goodwill allocated to the cash-generating unit, the remaining excess is allocated to the assets of the CGU in proportion to their carrying amount. The carrying amount of an asset should not be reduced below the higher of: (i) the fair value of the asset, net of costs to sell; (ii) the value in use, as defined above; (iii) zero.

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Losses in the value of goodwill cannot be reversed at a later date should the circumstances which caused the loss cease to exist.

(b) Property, plant and equipment and intangible assets with a finite useful life

At the end of each reporting period, the Group carries out an impairment test in order to assess the eventual existence of indicators that property, plant and equipment and intangible assets with a finite useful life may have suffered a reduction in value. This test is based on both internal and external sources of information. The internal sources of information take account of: the obsolescence or physical deterioration of the asset, any significant changes in the use of the asset and the economic performance of the asset respect to that forecast. The external sources of information consider: the trend in the market prices of the asset, eventual technological, market or legislative changes, the trend in market interest rates and the cost of capital utilised to value investments.

In the presence of such indicators, management estimates the recoverable value of the abovementioned asset. The recoverable value is determined as the higher of the fair value of an asset or cash generating unit, net of selling costs, and its value in use, represented by the present value of the estimated future cash flows deriving from the asset, and is determined for each individual asset, except for those cases in which the cash flows generated by the asset cannot be separated from those generated by other assets or groups of assets, in which case the Group estimates the recoverable value of the cash generating unit to which the asset belongs.

An impairment loss is recognized in the income statement when the carrying value of the asset, or of the cash-generating unit to which it is allocated, is higher than the relative recoverable value. The reductions in the value of the CGU are applied firstly as a reduction in the carrying value of any goodwill attributed thereto, and, thereafter as a reduction in the carrying value of the other assets, in proportion to their carrying value and within the limits of the relative recoverable value. Where the impairment loss on assets ceases to exist or has decreased, the carrying value of the asset, with the exception of goodwill, is increased to the original carrying amount, net of the depreciation or amortisation that would have been charged had no impairment loss been recognised and the reversal is recognised in the income statement.

c)	Losses in value of non-financial assets (Impairment)

Further information relative to losses in the value of non-financial assets is also provided in the following notes:

-	Significant estimates and assumptions	Note 4
-	Property, plant and equipment	Note 6.1
-	Intangible assets	Note 6.2
-	Goodwill and intangible assets with an indefinite useful life	Note 6.2

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At the end of each reporting period, the Group assesses the assets for the eventual existence of indicators of impairment and carries out an estimate of recoverable value. The recoverable value is the higher of the fair value of the asset or of the CGU, net of selling or disposal costs, and its relative value in use. The recoverable value is determined for individual assets, except for those cases in which the cash flows generated by the asset cannot be separated from those generated by other assets or groups of assets, in which case the Group estimates the recoverable value of the cash generating unit to which the asset belongs. If the carrying value of an asset is higher than its recoverable value, that asset has suffered a loss in value and is consequently written down to recoverable value.

In determining the value in use, the Group discounts the estimated future cash flows from the use of the asset to present value at a pre-tax rate which reflects current market assessments of the time value of money, in relation to the period of the investment and the risks specific to the asset. In determining the fair value net of costs to sell account is taken of recent market transactions. If no such transactions can be identified, an appropriate valuation model is used. These calculations are backed by appropriate multipliers, quoted share prices for listed investments, and other indicators of fair value available.

The Group bases its impairment test on detailed budgets and forecasts, prepared separately for each of the Group’s CGU to which the individual assets are allocated. These budgets and forecasts generally cover a period of five years. In the case of longer periods, a long-term growth rate is calculated, which is utilised to project the future cash flows beyond the fifth year.

The losses in the value of operating assets, including the losses in the value of inventories, are recorded in the income statement in the expense category consistent with the function of the asset in question. This is not the case however for assets previously subject to revaluation where the revaluation was recorded among the other components of the statement of comprehensive income. In this case the loss in value is, in turn, recorded among the other components in the statement of comprehensive income.

For assets other than goodwill, at the end of each reporting period the Group evaluates the eventual existence of indications that the impairment recorded in prior years is no longer valid or is valid only to a lesser extent, and, where such indications exist, it estimates the recoverable value of the asset or of the CGU. The value of an asset previously written down may be restored only in the presence of changes in the assumptions upon which the calculation of recoverable value was determined. The restoral of value may not exceed the carrying value net of accumulated depreciation and amortisation that would have been determined had no impairment been recognised in previous years. This restoral in value is recorded in the income statement, unless the asset had been subject to previous revaluation, in which case the restoral in value is treated as a revaluation.

The goodwill is subjected to impairment testing on at least an annual basis, or more frequently in the presence of indicators of losses in value.

The impairment of goodwill is determined by evaluating the recoverable value of the CGU (or group of CGUs) to which the goodwill is attributable. Where the recoverable value of the CGU is lower than the carrying value thereof, a loss in value is recognised. The writedown in the value of goodwill may not be reversed in subsequent years.

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Intangible assets with an indefinite useful life are subjected to impairment testing at CGU level at each year end, or more frequently in the presence of indicators of losses in value.

TRADE RECEIVABLES AND OTHER FINANCIAL ASSETS

Trade receivables and other financial assets are initially recorded at fair value and subsequently measured at amortized cost using the effective interest rate method, adjusted where necessary to take account of eventual losses in value. Trade receivables and other financial assets are included in current assets, with the exception of those with due contractually more than twelve months after the balance sheet date, which are classified under non-current assets.

In the case of factoring operations which do not entail the transfer to the factoring company of substantially all of the risks and benefits linked to the receivables factored (in which case the Group therefore remains exposed to the risk of non-payment and\or late payment – the so-called “factoring with recourse” (pro-solvendo) the operation is comparable to the obtaining of a loan guaranteed by the factored receivable. In this case, the receivable factored is retained in the Group’s statement of financial position up until the moment of collection by the factoring company and, the advances obtained from the factoring company, are recorded in the financial statements as a financial liability. The financial cost of factoring operations is represented by the interest on the sums advanced, and is charged to the income statement in accordance with the accruals principle, and classified under financial expenses. The commission matured on factoring without recourse is included in financial expenses, while the commission on factoring with recourse (pro-soluto) is classified under other operating costs.

Losses in the value of receivables are recorded in the financial statements when there is objective evidence that the Group shall not be able to recover the sums due to it. Objective evidence of losses in value include events such as:

-	significant financial difficulties on the part of the debtor;
-	the existence of legal disputes in course with the debtor regarding receivables;
-	probability that the debtor declares bankruptcy or other debt restructuring procedures.

The impairment loss represents the difference between the carrying value of the asset and the present value of estimated future cash flows and is recorded in the income statement under the heading “Depreciation, amortisation and writedowns”. Where an impairment loss on assets subsequently no longer exists or has decreased, the carrying amount of the asset is increased up to the carrying amount that would have been recorded under the amortized cost method had no impairment loss been recognised.

INVENTORIES

Inventories are stated at the lower of purchase and/or production cost, determined using the average weighted cost method, and estimated net realisable value.

The cost of finished and semi-finished products includes the cost of the raw materials, direct labour costs and other production costs (determined on the basis of normal operating capacity). Inventory costs do not include financial expenses, which are charged to income when incurred.

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The realisable value of inventories of raw and semi-finished materials no longer utilisable in the production cycle and of inventories of unsaleable finished products is determined by means of an analysis by single purchase or production lot and the recording of a specific provision for obsolescence.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents comprise cash on hand and on demand and short-term bank deposits with a duration of three months or less. Cash and cash equivalents are recorded in the financial statements at nominal value, which corresponds to fair value.

ASSETS HELD FOR SALE

Non-current assets and current and non-current assets of disposal groups are classified as held for sale if the relative carrying value shall be recovered principally through the sale of the asset. This condition is considered to have been satisfied when the sale is highly probable and the asset or disposal group of assets is available for immediate sale in its current condition. The non-current assets held for sale, the current and non-current assets of disposal groups and the liabilities directly associated thereto are disclosed in the statement of financial position separately from other assets and liabilities.

Non-current assets held for sale are not subject to depreciation and are valued at the lower of carrying value and the relative fair value, net of costs to sell. Any difference between the carrying value and the fair value net of costs to sell is charged to the income statement as a writedown for loss in value; any subsequent increases in value are recorded within the limits of the previous writedowns, included those recorded prior to the qualification of the asset as “held for sale”.

FINANCIAL LIABILITIES

Financial liabilities are initially recorded at fair value, net of direct accessory costs, and subsequently valued at amortized cost using the effective interest rate method. When there is a change in estimated cash flows and it is possible to estimate them reliably, the amount of the liability is recalculated to reflect this change on the basis of the present value of the new estimated cash flows and the internal yield rate determined initially. Financial liabilities are classified in current liabilities unless the Group has an unconditional right to defer settlement of the liabilities for at least 12 months after the balance sheet date.

Financial liabilities are recognised at the date of negotiation of the operation and are eliminated from the financial statements at the moment of extinction or when all of the risks and expenses relating to the liability have been transferred to third parties.

DERIVATIVE INSTRUMENTS

Derivative financial instruments are qualified as instruments held for negotiation, valued at fair value with contra-entry in the income statement and classified under other current and non-current assets or liabilities.

Financial assets and liabilities with contra-entry in the income statement are initially recorded and subsequently stated at fair value and the relative accessory charges are immediately charged to the income statement. For those derivative instruments not designated as hedging instruments, the gains or losses deriving from their valuation at fair value are recorded directly in the income statement of the period in which the variation in fair value takes place.

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EMPLOYEE BENEFITS

Under defined benefit pension plans, which also include the employee severance indemnities due towards Italian employees in accordance with article 2120 of the Italian Civil Code (“TFR”), the amount of benefit to be paid to the employee is quantifiable only after the termination of employment, and is linked to one or more factors such as employee age, length of service and employee earnings, therefore the relative cost is charged to the income statement on the basis of actuarial calculations. The liability recorded in the financial statements for the defined benefit plans corresponds to the present value of the Group’s commitment at the balance sheet date. The liability for defined benefit plans is determined at each year-end by an independent actuary using the projected unit credit method. The present value of defined benefit plans is determined by discounting the future cash flows to present value, using a rate of interest equivalent to that of high-quality corporate bonds issued in the same currency values the relative defined benefit plans and which take account of the duration of the relative pension plan. The actuarial gains and losses deriving from the abovementioned adjustments and the variations in the actuarial assumptions are charged/credited to the statement of comprehensive income.

As from 1° January 2007 the so-called “2007 Financial Law” and the relative implementative decrees introduced important changes to the Italian pension (TFR) system, including allowing employees to choose the destination of their TFR matured. In particular, the employee may choose whether to direct the new sums matured for TFR towards external pension funds or to maintain them within his employer’s company. In the case of external pension funds, the employer is subject only to the payment of a defined contribution to the pension fund chosen by the employee, and as from that date the new TFR matured is considered as a defined contribution plan not subject to actuarial valuation.

The Group has activated a defined benefits pension plan in Europe, involving the payment of contributions to an externally administered pension fund. The Group has also agreed to pay certain additional post-employment benefits relative to healthcare costs to the more employees in the USA.

The cost of the benefits foreseen under defined benefits plan is determined using the projected unit credit actuarial method.

Remeasurements of employee defined benefit plans, which comprise the actuarial gains and losses, the variations in the effect of the asset ceiling, excluding the amounts included in the net interest on the net defined benefit liability and the return on plan assets (excluding the amounts included in the net interest on the net defined benefit liability ), are recorded in the statement of comprehensive income.

Remeasurements are not reclassified to the income statement in subsequent years.

Past service costs are recorded as an expense in the income statement at the earlier of :

-	the date in which a plan amendment or curtailment takes place; and
-	the date in which the Group recognises any termination benefits or related restructuring costs.

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PROVISIONS FOR RISKS AND CHARGES

The provisions for risks and charges are recorded in order to cover contingencies in relation to known or likely losses, the extent and timing of which cannot be precisely determined at the year-end.

Accruals to the provisions for risks and charges are recorded against existing commitments (legal or implicit) deriving from a past occurrence which shall probably give rise to future costs or losses, where the amount thereof can be reasonably estimated. Provisions reflect the best estimate of the costs or losses to be incurred based on the information currently available. Where the actuarial effects are significant and the timing of the future payments can be reliably estimated, the provisions are determined by discounting the expected future cash flows using a rate of discount which reflects the current market cost of money and, if appropriate, the specific risks inherent in the liability. Where discounting takes place, the increase in the provision due to the passing of time is charged to the income statement under the heading “Financial expenses”.

The provisions are periodically reviewed and updated if necessary in order to reflect eventual variations in the estimates of costs, timing and rate of discount; the revisions of estimates are charged/credited to the same income statement heading to which the previous accrual of provision was charged.

The risks for which the occurrence of a future liability is only possible are disclosed in the commitments and risks section of the explanatory notes, but no provision for such risk is accrued in the financial statements.

TRADE PAYABLES AND OTHER LIABILITIES

Trade payables and other liabilities are initially recorded at fair value, net of direct accessory costs, and subsequently measured at amortised cost using the effective interest rate method.

REVENUE RECOGNITION

Revenues are recorded at the fair value of the sums received for the sale of products and services. Revenues are recorded net of VAT, returns and discounts.

Revenue from the sale of products is recognised at the time the risks and benefits inherent in the ownership of the goods are transferred to the purchaser, the sale price has been agreed or is determinable and if collection of payment is reasonably certain.

COST RECOGNITION

Costs are recognised on an accruals basis relative to goods and services purchased or consumed during the year.

INCOME TAX

Current taxation represents the estimated income tax due, determined on the basis of the taxable income for the year, and calculated applying the tax rates in force for the various Group companies.

Deferred tax assets and liabilities are calculated relative to the timing differences between the book values of assets and liabilities and the corresponding values recognised for tax purposes, with the exception of goodwill at the time of its initial recording and of differences arising from investments in subsidiaries, where the timing of the reversal of such differences is controlled by the Group and it is likely that they will not be reversed in the reasonably foreseeable future. Deferred tax assets, including those relative to prior tax losses brought forward, for the part not compensated by deferred tax liabilities, are recorded in the financial statements only when there is a reasonable certainty of their realisation, by means of a sufficient taxable income for the period in which the timing differences are reversed.

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Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

Current taxation and deferred tax assets and liabilities are recorded in the income statement under the heading “Income tax charge for the year”, with the exception of tax relative to components of the statement of comprehensive income other than net profit and those relative to items credited or debited directly to shareholders’ equity. In these cases the deferred taxation is recorded respectively in the statement of comprehensive income and directly in shareholders’ equity.

Deferred tax assets and liabilities offset where such compensation is allowed by law.

The other taxes not related to income, such as indirect taxes and duties, are recorded in the income statement under the heading “Other operating costs”.

Tax consolidation

Starting from 16 June 2014, the Company has exercised the option to adhere to the Italian National tax consolidation regime - which permits the determination of a single corporate income tax (IRES) charge/credit corresponding to the arithmetical sum of the total net incomes of the companies adhering to this regime. The economic aspects, as well as the reciprocal responsibilities and obligations, between the consolidating company and the consolidated companies are defined in the tax consolidation agreement.

The companies included in the tax consolidation scheme are Lauro Cinquantasette Spa, in the role of tax consolidating company, Euticals Spa, and Chorisis Srl. The duration of the tax consolidation agreement is for the period from 1 January 2014 until 31 December 2016.

Current taxation

The tax charges /credits for the year and the tax consolidation adjustments that generate benefits are recorded in the income statement under the heading “Income tax charge for the year” and the relative liability (or receivable) is recorded in the statement of financial position under the headings “Other current assets/liabilities”.

Deferred taxation

The deferred IRES tax assets and the deferred IRES tax liability deriving from operations which took place during the duration of the tax consolidation agreement period remain in the net equity of the company that generated them; therefore in accordance with the tax consolidation scheme, these are not recorded in the financial statements of the consolidating company. The evaluation of the fulfilment of the conditions necessary for the recognition of deferred tax assets and liabilities is made with reference to the forecasts of future taxable income of all of the companies adhering to the tax consolidation scheme. Conversely, in the event that the deferred tax liabilities or assets derive from operations which took place in periods when the tax consolidation scheme was not in force the evaluation is made on the basis of the forecasts of future taxable income of the individual company concerned.

Remuneration of economic advantages deriving from the tax consolidation scheme

The remuneration of the tax losses of the companies included in the tax consolidation scheme are recognised at the moment of effective utilisation of the losses in the tax consolidation, at the IRES tax rate in force for the period in which the tax loss is used to reduce the consolidated taxable income. The economic advantages resulting therefrom are recognised as income for the company whose loss is utilised.

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2.4	Recently issued accounting standards

New accounting standards and interpretations issued but not yet effective

The new standards and interpretations issued but not yet effective or not yet endorsed by the European Union and therefore not applicable for the preparation of the Consolidated Financial Statements of the Group for the year ended 31 December 2014 are described briefly below.

IFRS applicable for financial periods beginning on or after 1° July 2014 (IASB effective date)

Amendment IAS 19: Employee contributions. The aim of this amendment is to simplify the accounting treatment of non-discretional contributions payable by employees or third parties that reduce the cost incurred by the employer. When these contributions, while linked to the services rendered by employees, are not dependent upon the number of years of service, the amendment introduces a simplification whereby the employees’ (or third parties’) contributions may be recognised as a reduction in personnel costs in the period in which the service is rendered, rather than be attributed to the entire “employment period”.

Annual improvements 2010-2012. The following amendments are contained in the 2010-2012 improvements cycle:

-	IFRS 2 “Share-based Payment”: this clarified the definition of “vesting conditions” and introduced the definitions of “service conditions” and of “performance conditions”;
-	IFRS 3 “Business combinations”: this standard was amended in order to clarify that the obligation to pay a contingent consideration comes under the definition of financial instrument and should be classified as a financial liability or as a component of shareholders’ equity in accordance with the indications contained in IAS 32. Furthermore, the amendment clarified that the obligation to pay a contingent consideration, other than those that come under the definition of equity instrument, is valued at fair value at each reporting date, with eventual variations being charged/credited to the income statement;
-	IFRS 8 “Operating segments”: the amendment introduced requires an entity to disclose the judgements made by management in applying the aggregation criteria to operating segments. In addition, the standard was amended to require that the notes to the financial statements contain a reconciliation of the total of the assets of the operating segments to the entity’s total assets (this disclosure is only required where information is provided relative to the assets of the operating segments);
-	IAS 16 “Property, plant and equipment” and IAS 38 “Intangible assets”: both of these standards have been amended in order to clarify the accounting treatment of the historical cost and of the accumulated depreciation/amortisation of fixed assets when an entity applies the revalued cost model. It clarified that the adjustment of carrying value to revalued value may take place in two ways: a) the entity revalues the gross value of the asset and revalues, proportionally, the value of the relative accumulated depreciation; b) the accumulated depreciation is eliminated against the gross value of the asset.
-	IAS 24 “Related party disclosures”: the amendment clarifies that an entity providing key management personnel services to the reporting entity or to the parent of the reporting entity is a related party of the reporting entity.

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Annual improvements 2011-2013. The following amendments are contained in the annual improvements cycle 2011-2013:

-	IFRS 3 “Business combinations”: the amendment clarifies that IFRS 3 is not applicable to record the accounting effects relative to the creation of a joint venture or joint operation (as defined by IFRS 11) in the financial statements of joint ventures or joint operation;
-	IFRS 13 “Fair value measurement”: the amendment clarifies that the provisions contained in IFRS 13 allowing for the measurement of the fair value of a group of financial assets and liabilities on a net basis, apply to all contracts (including contracts of a non-financial nature) accounted for within the scope of IAS 39 “Financial Instruments – Recognition and Measurement ” or of IFRS 9 “Financial Instruments”;
-	IAS 40 “Investment property”: the amendment introduced clarifies that in order to establish whether or not the acquisition of an investment property constitutes a business combination, reference must be made to IFRS 3.
-	IFRIC 21 “Levies”: the interpretation must be applied “at the latest” starting from the financial years beginning on or after 17 June 2014 (as from 1 January 2015 for companies whose financial year coincides with the calendar year). The interpretation contains the provisions for the recording of an obligation to pay a levy other than income tax.
-	IFRIC 21 addresses the accounting treatment of the liabilities relative to the payment of the levies in agreement with IAS 37 and excludes these from the scope of application of IAS 12. The interpretation does not however deal with how to account for the costs arising from the recognition of a liability to pay a levy and instead other standards are applied in determining whether the recognition of a liability gives rise to an asset or a cost.

IFRS applicable to financial periods beginning on or after 1° January 2016 (IASB effective date)

IFRS 14 regulatory deferral accounts. IFRS 14 permits an entity which is a first-time adopter of IFRS to continue to account, with some limited changes, for regulatory deferral account balances in accordance with the previous accounting principles adopted by the entity.

Amendment to IAS 1 Disclosure initiative. This amendment introduces a series of clarifications on the concepts of materiality and aggregation, on the method of presentation of partial results in addition to those provided for by IAS 1, on the structure of the notes and on disclosure on significant accounting policies.

Amendments to IAS 27 Equity Method in Separate Financial Statements. This amendment allows entities to utilize, in their separate financial statements, the net equity method for the valuation of investments in subsidiary companies, joint ventures and associates.

Amendment to IFRS 11, Joint arrangements on acquisition of an interest in a joint operation. This amendment requires an entity to adopt the principles contained in IFRS 3 to disclose the accounting treatment for the acquisition of interests in a joint operation that constitutes a “business”. This standard applies both to the initial acquisition of an interest and to subsequent acquisitions. However, an interest previously held is not revalued when the acquisition of a further interest therein does not change the joint control (that is the acquisition of a further interest does not result in the acquisition of control over the joint operation).

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Amendments to IAS 16, Property, plant and equipment, and IAS 41, Agriculture, regarding bearer plants. This amendment changes the measurement method for assets represented by bearer plants, such as grapevines, rubber trees and oil palms. The IASB has decided that bearer plants should be accounted for in conformity with IAS 16, in the same way as other productive assets or plant.

Amendment to IAS 16 “Property, plant and equipment” and IAS 38 “Intangible assets”, on depreciation and amortization. The amendment applied to both standards states that it is not correct to determine the depreciation/amortisation charge for an asset on the basis of the revenues generated by the asset in a determined period. According to the IASB, the revenues generated by an asset generally reflect factors other than the consumption of the economic benefits deriving from that asset.

Amendments to IFRS 10 Consolidated financial statements and IAS 28, Investments in associates and joint ventures: Sale or Contribution of Assets between an Investor and its Associate or Joint Venture. The amendment is intended to resolve a conflict existing between the requirements contained in IFRS 10 and in IAS 28 in the event that an investor sells or contributes a business to an associate or joint venture.

According to IFRS 10 in the event of the loss of control in an invested company, an investor should record the difference between the fair value of the consideration received and the carrying value of the assets and liabilities eliminated in its income statement; while paragraph 28 of IAS 28 states that the effect of the operations between an investor and its associate or joint venture should be recorded in the entity’s financial statements only within the limits of the third part interest in the associate or in the joint venture. The amendment to the two abovementioned standards states that in the event of the sale or contribution of a business to its associate or joint venture, the investor applies the principles contained in IFRS 10 and records the entire gain or loss resulting from the loss of control in its financial statements. The amendment does not apply when the assets sold or contributed to its associate or joint venture do not constitute a business as defined by IFRS 3. In this case the gain or loss shall be recorded in accordance with the provisions of paragraph 28 of IAS 28.

Annual improvements 2012-2014. The 2012-2014 annual improvements cycle contains the following amendments:

-	IFRS 5 “Non-current assets held for sale and discontinued operations”: the amendment clarifies that when a non-current asset (or disposal group) is reclassified from “held for sale” (IFRS 5 paragraphs 7-9) to “held for distribution to owners” (IFRS 5 paragraph 12A) or vice versa, such reclassification does not constitute a change to a plan of sale or of distribution. Furthermore it was clarified that the principles of IFRS 5 regarding changes to a plan of sale, also apply to an asset (or disposal group) that ceases to be held for distribution to owners but is not reclassified as “held for sale”;
-	IFRS 7, “Service contracts”: when an entity transfers a financial asset to third parties and the conditions stated in IAS 39 for the elimination of the asset from the financial statements are satisfied, the amendment to IFRS 7 requires that information be disclosed regarding any residual involvement that the entity could still have in relation to the asset transferred. In particular, the amendment provides indication of what is intended by “residual involvement” and adds specific guidelines to assist management to determine whether or not the terms of an agreement for the rendering of services which regard the asset transferred represent a residual involvement;

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-	IFRS 7, “Interim financial statements”: this clarifies that the disclosure requirements introduced by the previous amendment to IFRS 7 “Disclosure – Offsetting financial assets and financial liabilities” need not be provided in interim financial statements unless expressly required by IAS 34;
-	IAS 19: the standard requires that the rate used to discount the obligations for post-employment benefits be determined with reference to market yields at the end of the reporting period on high - quality corporate bonds, or where there is no deep market for such bonds, by reference to market yield on government bonds. The amendment introduced in the 2012-2014 annual cycle of improvements establishes that currencies and terms of bond yields used must be consistent with the currency and estimated term of the obligation being discounted;
-	IAS 34: paragraph 16A lists the information that must be disclosed within interim financial statements unless they are disclosed elsewhere in the interim financial statements. The amendment clarifies the meaning of “information disclosed elsewhere in the interim financial statements” explaining that this refers to other documents available to users together with the interim financial statements (e.g. The directors’ report).

IFRS effective for financial periods beginning on or after 1° January 2017 (IASB effective date)

IFRS 15, Revenue from Contracts with Customers. This standard replaces IAS 18, IAS 11 and the following interpretations: IFRIC 13, IFRIC 15, IFRIC 18 and SIC 31. It applies to all contracts with customers with the exception of those agreements which fall within the scope of IAS 17, of IFRS 4, or of IAS 39/IFRS 9. The paragraphs of IFRS 15 relative to the recognition and measurement of revenues introduce a 5-step model framework:

1) identification of the contract with the customer, 2) identification of the “performance obligations” in the contract, i.e. of the distinct elements that make up a single contract but which must be distinguished for accounting purposes, 3) determination of the transaction price, 4) allocation of the transaction price to various “performance obligations”, 5) recognition of revenue when (or as) the entity satisfies the “performance obligations”. IFRS 15 integrates the financial statement disclosure requirements with regard to the nature, amount, timing and uncertainty of revenues and of the relative cash flows.

IFRS applicable for financial periods beginning on or after 1° January 2018 (IASB effective date).

IFRS 9, Financial instruments. This standard replaces IAS 39 and contains a model for the valuation of financial instruments based on three categories: amortised cost, fair value and fair value with variations through other comprehensive income. The standard introduces a new impairment model that differs from the model currently prescribed by IAS 39 and is based mainly on expected losses. In addition, changes were also made to the treatment of hedge accounting.

The management of the Parent company is currently evaluating the potential impact on the Group’s Consolidated Financial Statements deriving from the adoption of the standards, interpretations and amendments illustrated above, nevertheless, on the basis of the analyses carried out to date, they believe that these shall not produce any significant effect on the financial statements.

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3	Financial risk management

The Group is exposed to the following financial risks during the course of its normal business operations: market risks, credit risk, liquidity risk and capital risk.

The Group’s risk management strategy is designed to minimise the potential negative effects on the financial performance of the Group. Certain types of risk are managed through the recourse to derivative instruments. The management of risk is centralised in the financial management function, which identifies, evaluates and seeks to cover all financial risks in strict collaboration with the Group’s operating units. The financial management function provides indication to enable the monitoring of risk management, providing indication by specific area such as: the interest rate risk, the exchange rate risk and the use of derivative and non-derivative instruments.

MARKET RISKS

The Group is exposed to the following types of market risk:

Interest Rate risk

The Group’s exposure to interest rate risk derives principally from the fact that the Group companies carry out commercial activities for which in certain periods of the year it recurs to loans and overdrafts at variable interest rates in order to meet its financial requirements. The Group decided not to resort to the use of specific hedging instruments to cover the total interest rate risk, in that, given the present level of financial indebtedness and of interest rates, the potential costs would most probably outweigh the potential benefits.

The unhedged financial borrowings at variable interest rates represent the principal element of risk due to the potential impact on the financial statements of an increase in market interest rates.

An analysis of the Group’s financial indebtedness shows that all of its long and short term borrowings are subject to variable interest rates (principally Euribor 3 monthly or 6 monthly rates).

All other things being equal, had the variable interest rate been 1% higher/lower than that registered at December 2014 and 2013, the net profit/(loss) for the year, net of the relative fiscal effects would not have , undergone any significant changes.

It should be noted that at 31 December 2014, the interest rate risk relative to the Group’s medium-long term “amortising” loans from a Pool of banks has been partially hedged through the utilisation of IRS contracts.

Exchange rate risk

Approximately 40% of the Group’s turnover takes place with countries in the US dollar zone and therefore it is subject to exchange rate risk. In order to reduce the risk deriving its exposure to fluctuations in exchange rates, the Group has adopted hedging measures through the recourse to both bank borrowings and invoicing from suppliers denominated in US dollars.

Had the exchange rate been 10% higher than that registered at 31 December 2014 and 2013, all other things being equal, the results for the above years, net of the relative fiscal effect would not have undergone any significant variation.

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Product risk

The Group has evaluated the risk linked to the non-conformity of its products to be relatively remote, based on its past experience and on its high levels of customer satisfaction. However the Group has stipulated specific insurance policies that adequately cover the Group against the possible occurrence of such risk and that are subject to review on an annual basis.

Risks linked to the legislative and regulatory evolution in the pharmaceutical sector

The pharmaceuticals sector is characterised by a high level of local, national and international regulation that has an effect at all levels of the Group’s business. The pharmaceuticals sector is also subject to national and international technical legislation governing the research, development, manufacture and distribution of pharmaceuticals and the relative scientific information disclosure requirements. The Group carries out a policy of constant monitoring of the legislative developments in all of the markets in which it operates in order to indentify changes and adapt thereto in a timely and appropriate manner.

Emerging country risk

The Group strategy for the future includes the expansion of its activities into emerging economies with a high potential for future development and characterised by solid rates of growth (e.g. Central and Eastern Europe, the Middle East and North Africa). These countries could present risks linked to the political instability and economic, currency, legislative or fiscal uncertainty.

Competitive risk

Just like any other company operating in the pharmaceuticals sector, the Group is subject to competition from other products that could lead to a reduction of its market share. The Group manages this risk by adopting a policy of progressive diversification and enrichment of its product portfolio, in order to reduce its dependence upon a limited number of products. In the pharmaceuticals sector there exists the risk that delays in the process of development or of the granting of the necessary authorisation by the Regulatory Authorities could prevent the Group from fulfilling the planned time schedules for the launch of new products, with a consequent potential impact on the profitability of these products and/or delays in the achievement of the budgeted growth objectives. In order to mitigate such risk, the Group adopts both a strategy of the enrichment and balancing of its pipeline of products between products linked to dossiers still in the registration phase and products already registered and yet others at different stages of development, as well as strategies of geographical diversification designed to limit the Group’s dependency upon the Regulatory Authorities of any single country.

CREDIT RISK

The credit risk consists of the risk of the failure to collect payment for trade receivables. The Group’s capacity to operate and to fulfil its obligations towards the banking system and towards its suppliers is dependent upon the regular cash flows deriving from the payments received from customers. In order to mitigate the credit risk related to trade receivables, the Group has introduced procedures aimed at ensuring that sales are made only to those customers considered creditworthy on the basis of past experience and of information available. Furthermore, the Group has always carried out a careful monitoring of trade receivables and has reduced to a minimum the positions of risk, the nominal values of which have, however, been written down to estimated realisable value. On these grounds and in consideration of the fact that the default rate for trade receivables is lower than 1%, the Group has not adopted any external measures for hedging against credit risk.

As a result of the financial embargo imposed on Iran by the OFAC at the beginning of the year 2012, the credit risk towards customers was highly concentrated on the receivables due from Iranian customers. At 31 December 2012 Euticals Spa had a gross exposure towards Iranian customers of approximately Euro 9 million, against which a specific provision for bad debts of Euro 3 million had been accrued. We would point out that at 31 December 2014 the Group’s credit collection process had enabled it to collect the entire balance of the overdue receivable from its Iranian customers.

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The amount of financial assets considered to be of doubtful recovery is however covered by appropriate accruals to the provision for bad debts. Reference should be made to Note 6.6 for further details regarding the provision for bad debts.

The table below shows the ageing analysis of trade receivables as at 31 December 2014 and 2013, net of the provision for bad debts.

(in thousands of Euro)	31 December 2014	31 December 2013	1 January 2013

Not yet due	37,555	37,232	44,385
Up to 30 days overdue	2,782	6,901	1,667
31 - 90 days overdue	1,113	1,837	6,045
91- 180 days overdue	158	2,131	1,938
181 - 360 days overdue	633	132	2,868
More than 360 days overdue	-	1966	1,351

Total	42,241	50,198	58,253

LIQUIDITY RISK

The liquidity risk is linked to the Group’s capacity to fulfil its commitments related principally to its financial liabilities. A prudent management of the liquidity risk deriving from the Group’s normal business operations implies maintaining an adequate level of cash and cash equivalents and the availability of funding through adequate credit lines.

Of the total availability of credit facilities of Euro 33,450 thousand, the balance utilised as at 31 December 2014 amounts to Euro 31,430 thousand.

The liquidity risk is also associated with the possibility that lenders who have granted loans and/or credit facilities may request the repayment thereof. Upon the entrance of a leading investment company as a shareholder at the beginning of the year 2012, the Group renegotiated the terms of the contracts signed with the Pool of banks in February 2011.

During the year 2014, the Group continued negotiations with the Pool of banks aimed principally at the rescheduling of the loan repayment schedule.

As illustrated in the paragraph “Significant events after the year end and Business outlook”, on 1 April 2015 Euticals and the Pool of banks signed an agreement (Amending Agreement) amending the 2011 loan contract; this agreement specifies, amongst other things, the significant reduction in the repayment instalment foreseen for the year 2015, providing an increase in the liquidity available for business operations and for the projects of restructuring and growth.

In general, the financial management function continues to place great importance on the management of cash flows and of financial debt, seeking to maximise the cash flows generated from operations. This has enabled us to reimburse all of the loans which matured during the year 2014. Therefore the Group’s access to sources of finance is sufficient to cover its current requirements. With regard to the Group’s failure to respect the financial parameters specified in the loan contract, reference should be made to the paragraph 2.2 “Evaluation of business going concern”. The table below shows the future cash flows expected relative to the financial liabilities in existence at 31 December 2014, at 31 December 2013 and at 1 January 2013:

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At 31 December 2014
(in thousands of Euro)	Total	< 1 year	1-5 years	>5 years

Current and non-current loans	93,656	93,656	-	-
Financial leasing instalments payable	1,854	422	678	754
Other payables	15,349	15,349	-	-
Trade payables	30,039	30,039	-	-

At 31 December 2013
(in thousands of Euro)	Total	< 1 year	1-5 years	>5 years

Current and non-current loans	100,764	100,764	-	-
Financial leasing instalments payable	2,571	1,019	953	599
Other payables	14,570	14,570	-	-
Trade payables	38,784	38,784	-	-

At 1 January 2013
(in thousands of Euro)	Total	< 1 year	1-5 years	>5 years

Current and non-current loans	99,691	99,691	-	-
Financial leasing instalments payable	2,890	744	1,455	691
Other payables	11,884	11,884	-	-
Trade payables	46,341	46,341	-	-

CAPITAL MANAGEMENT

The principal aim of the Group’s capital management strategy is to safeguard the continuity of the Group’s business in order to guarantee a return for shareholders and benefits for the other stakeholders. The Group also seeks to maintain a sustainable capital structure in order to reduce borrowing costs.

FINANCIAL ASSETS AND LIABILITIES

The fair value of trade receivables and of other current financial assets, of trade and other payables and of other current financial liabilities recorded in the statement of financial position using the amortised cost method, is substantially in line with the carrying values recorded in the financial statements as at 31 December 2014 and 2013, given that these balances relate principally to short-term commercial transactions.

The non-current financial assets and liabilities are regulated or valued at market rates and therefore we believe that the fair value thereof is substantially in line with their relative carrying values.

The table below classifies financial assets and liabilities by category at 31 December 2014, at 31 December 2013 and at 1 January 2013:

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At 31 December 2014 (in thousands of Euro)	Loans and receivables	Financial assets and liabilities at fair value	Total financial assets and liabilities	Non financial assets and liabilities	Total

Assets
Trade receivables	-	-	-	42,241	42,241
Other current and non-current assets	-	-	-	5,385	5,385
Cash and cash equivalents	-	13,396	13,396	-	13,396
Total assets	-	13,396	13,396	47,626	61,022

Liabilities
Current and non-current financial liabilities	94,852	658	95,510	-	95,510
Trade payables	-	-	-	30,039	30,039
Other current and non-current liabilities	-	-	-	15,349	15,349
Total liabilities	94,852	658	95,510	45,388	140,898

At 31 December 2013 (in thousands of Euro)	Loans and receivables	Financial assets and liabilities at fair value	Total financial assets and liabilities	Non financial assets and liabilities	Total

Assets
Trade receivables	-	-	-	50,198	50,198
Other current and non-current assets	-	-	-	5,385	5,385
Cash and cash equivalents	-	15,148	15,148	-	15,148
Total assets	-	15,148	15,148	55,583	70,731

At 31 December 2013	Loans and receivables	Financial assets and liabilities at fair value	Total financial assets and liabilities	Non financial assets and liabilities	Total
Liabilities
Current and non-current financial liabilities	102,291	1,044	103,335	-	103,335
Trade payables	-	-	-	38,784	38,784
Other current and non-current liabilities	-	-	-	14,570	14,570
Total liabilities	102,291	1,044	103,335	53,354	156,689

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At 1 January 2013 (in thousands of Euro)	Loans and receivables	Financial assets and liabilities at fair value	Total financial assets and liabilities	Non financial assets and liabilities	Total

Assets
Trade receivables	-	-	-	58,253	58,253
Other current and non-current assets	-	-	-	7,727	7,727
Cash and cash equivalents	-	7,808	7,808	-	7,808
Total assets	-	7,808	7,808	65,980	73,788

Liabilities
Current and non-current financial liabilities	100,936	1,645	102,581	-	102,581
Trade payables	-	-	-	46,341	46,341
Other current and non-current liabilities	-	-	-	11,884	11,884
Total liabilities	100,935	1,645	102,580	58,225	160,805

The Group has no financial investments held to maturity or derivatives designated as hedging instruments.

DETERMINATION OF FAIR VALUE

The fair value of financial instruments listed on an active market is based on the quoted price at the balance sheet date. The fair value of instruments that are not listed on an active market is determined using valuation techniques based on a series of methods and assumptions linked to market conditions at the balance sheet date. The fair value of the derivative financial instruments as at 31 December 2014 and 2013 is a level 2 fair value.

The fair value of the assets and liabilities held for sale was determined on the basis of the non-binding purchase offer received by the Company, which represents level 2 of the fair value hierarchy.

The table below shows the classification of the levels of the fair value of financial instruments on the basis of the following hierarchy:

Level 1: Fair value determined with reference to quoted prices in active markets for similar financial instruments;

Level 2: Fair value determined using valuation techniques based on observable market data;

Level 3: Fair value determined using valuation techniques not based on observable market data.

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4	Significant estimates and assumptions

The preparation of the financial statements requires management to apply accounting principles and methods which, at times, are based upon complex subjective judgments and estimates based on past experience as well as reasonable assumptions based on the relevant circumstances. The use of these estimates and assumptions can influence the amounts reported in the financial statements, such as the statement of financial position, the income statement, the statement of comprehensive income and the statement of cash flows, as well as the information disclosed therein. The actual results of the balances for which the above-mentioned estimates and assumptions were adopted may differ from those reported on the financial statements, due to the uncertainty which characterizes those assumptions and the conditions on which the estimates are based.

The areas which particularly require critical judgments by management in making estimates and for which a change in the conditions underlying the assumptions used could have a significant impact on the financial statements of the Group companies are briefly described below.

(a)	Impairment of tangible, intangible and financial fixed assets

In accordance with the accounting principles adopted by the Group, property, plant and equipment, intangible assets and goodwill are tested annually for any reduction in value that requires recognition of an impairment loss, whenever there are indications that the carrying amount may not be recoverable through use. Verification of the existence of such indications requires management to exercise subjective judgment based on information available internally and from the market as well as from past experience. Moreover, whenever impairment may exist, the Group determines the impairment loss on the basis of appropriate measurement techniques. Proper identification of the indicators of possible impairment, as well as the estimates used to determine them, depend upon factors which may vary over time, influencing management’s judgments and estimates.

(b)	Depreciation and amortisation

The cost of property, plant and equipment and of intangible assets with finite useful lives is depreciated/amortised on a straight-line basis over the estimated useful economic life of asset. The useful economic life of assets is determined by management at the acquisition date; this is based on historical experience for similar assets, market conditions and information regarding future events that could affect the useful life, for example changes in technology. As a result, the actual economic life of an asset may differ from its estimated useful life.

(c)	Deferred tax assets

Deferred tax assets are recorded against tax losses brought forward and other timing differences, to the extent that it is probable that sufficient future taxable income will be available in the periods in which the timing differences reverse and against which the tax losses carried forward can be utilised. Significant judgment is required on the part of the directors to determine the amount of deferred tax assets that can be recognised. The directors must estimate the likely timing and the level of future taxable profits as well as their future tax planning strategies; in verifying the recoverability of these deferred tax assets account was taken of the Group’s New Plan 2015-2022 approved by the Board of Directors on 4 November 2014.

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(d)	Provisions for risks and charges

The accrual of the provisions for risks and charges is made on the basis of the best possible information available at the balance sheet date. The determination of such accruals requires the use of estimates based both on past experience and on forecasts regarding the future outcomes of disputes or other events, which are subject to uncertainty and which could change over time, generating results that differ from those foreseen by management in preparing the financial statements.

(e)	Provision for bad debts

The provision for bad debts reflects the estimates of the future losses on the Group’s trade receivables. These estimates are based on past experience with reference to receivables with a similar level of risk, on current and past bad debts, as well as on the careful monitoring of the creditworthiness of receivables and on current and future economic and market conditions. The estimates and assumptions are reviewed periodically and the effects of any variations therein are reflected in the income statement for the period in which they occur.

(f)	Provision for obsolescence

The Group accrues a provision for inventory obsolescence for the probable losses in the value of inventories. The determination of this accrual involves the use of estimates based upon current knowledge of factors which could change over time, giving rise to significantly different outcomes than those taken into consideration in the preparation of these financial statements.

(g)	Employee benefits

The present value of the provisions for pension funds recorded in the Consolidated Financial Statements depends upon an independent actuarial calculation and on the various assumptions upon which this is based. Eventual changes in the assumptions and in the discount rate utilised are promptly reflected in the calculation of the present value and could have a significant impact on the figures in the financial statements. The assumptions utilised for the actuarial calculations are reviewed on an annual basis.

The present value is determined by discounting the future cash flows at a rate equivalent to the interest rate on high-quality corporate bonds issued in the currency in which the liability shall be liquidated and which takes account of the duration of the relative pension plan. For further information reference should be made to Note 6.12 Employee Benefits and to Note 6.21 Personnel costs.

5	Business combinations

This paragraph summarises the principal business combinations carried out during the last two years in order to strengthen the Company’s and Group’s position in certain segments of its business and in certain geographical areas.

On 1 July 2013 the Group acquired 100% of the share capital of the company Chorisis Srl. with the aim of improving the Group’s technological performance. The acquisition price was set at Euro 2,250 thousand. The relative payment was completed on 20 July 2013. The accessory charges relative to the acquisition were not significant and were charged to the income statement. In conformity with the requirements of IFRS3, the fair value of the assets, liabilities and of the potential liabilities were determined definitively.

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No acquisitions took place during the year 2014.

The table below shows details of the fair values of the assets and liabilities acquired as a result of the abovementioned operation:

Acquisition of Chorisis in the year 2013

Consideration paid	2,250

Total price paid	2,250

Intangible assets	22

Property, plant and equipment	158

Trade receivables	520

Other assets	45

Cash and cash equivalents	6

Assets acquired	751

Loans	349

Employee benefits	160

Trade payables	162

Other liabilities	79

Liabilities assumed	750

Net assets acquired	1

Goodwill	2,249

Total	2,250

From the date in which the Group acquired control thereof, Chorisis Srl has contributed to the consolidated revenues for Euro 484 thousand and to the result of the Group for Euro 57 thousand. Had Chorisis Srl been consolidated as from 1 January 2013, consolidated revenues and consolidated net profit/(loss) would have amounted, respectively, to Euro 1,403 thousand and Euro (45) thousand (net loss).

*****************

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6	Notes to the Consolidated Income Statement and Consolidated Statement of Financial Position

6.1	Intangible assets

The table below shows the composition of Intangible assets and the movements therein during the years ended 31 December 2014 and 2013:

(in thousands of Euro)	Goodwill	Development costs	Concessions, licences, trademarks and similar	Software and other intangible assets	Total

Balance at 1 January 2013	120,292	6176	635	2,280	129,383
Of which:
- historical cost	120,292	14,410	3,347	12,944	150,993
- accumulated amortisation	-	(8,234)	(2,712)	(10,664)	(21,610)
Goodwill and intangible assets deriving from business combinations	2,338	-	20	2	2,360
Additions	194	3,072	-	28	3,294
Disposals	(8,000)	-	-	-	(8,000)
Amortisation charge	-	(1,743)	(113)	(951)	(2,807)
Impairment losses	(7,673)	(230)	-	-	(7,903)
Reclassification	-	-	(421)	421	-
Exchange differences	0	(42)	0	(3)	(45)

Balance at 31 December 2013	107,151	7,233	121	1,777	116,282
Of which:
- historical cost	107,151	17,036	2,946	11,968	139,101
- accumulated amortisation	-	(9,803)	(2,825)	(10,191)	(22,819)

Additions	-	4,957	-	538	5,495
Amortisation charge	-	(2,068)	(12)	(714)	(2,794)
Impairment losses	-	(1,245)	-	-	(1,245)
Reclassification	-	-	(86)	86	-
Exchange differences	-	100	-	1	101

Balance at 31 December 2014	107,151	8,977	23	1,688	117, 839
Of which:
- historical cost	107,151	20,967	2,861	12,594	143,573
- accumulated amortisation	-	(11,990)	(2,838)	(10,906)	(25,734)

The additions to intangible assets refer principally to the capitalisation of costs for the development of certain active ingredients for Euro 4,957 thousand at 31 December 2014 and of Euro 3,072 thousand at 31 December 2013. For further information reference should be made to the paragraph “Research and Development 2014” of the Directors’ Report.

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Goodwill relates to acquisitions which took place in prior years and principally to the acquisition of the investment in Euticals Spa.

The variation in goodwill during the year 2013 is due (i) for Euro 7,673 thousand, to the write-down of the goodwill allocated to the UK CGU, comprised of Archimica UK Ltd. and Euticals UK Ltd., following the placing into liquidation of Archimica UK, (ii) for Euro 8,000 thousand to the adjustment to the acquisition price of the equity investment in Euticals Spa received from the selling shareholders in June 2013, and (iii) for Euro 2,338 thousand to the goodwill relative to the acquisition of the company Chorisis Srl in 1 July 2013.

It is believed that, given the current stage of the liquidation procedure of the company Archimica Ltd, no further significant negative effects are expected to emerge for the parent company Euticals Spa and for the Group other than those already provided for in the financial statements.

As mentioned in the section “Accounting principles and valuation criteria” above, Goodwill is not amortised but rather is subjected to an impairment test at each year-end or more frequently in the presence of indicators of impairment. In addition, further information regarding the impairment tests carried out in 2014 is provided in the paragraph “Significant estimates and assumptions”, to which reference should be made.

Goodwill is allocated to the respective cash-generating unit or groups of cash-generating units (CGU) to which it belongs.

In particular, the CGU identified, which represent “the smallest identifiable group of assets that generates cash flows that are largely independent of the cash inflows from other assets or groups of assets” (IAS 36), coincide with the geographic areas in which the Group carries out manufacturing activities at the date in which the goodwill is generated.

The table below shows the value of goodwill allocated to each cash generating unit (in thousands of Euro):

	Goodwill at	Goodwill at	Goodwill at
(in thousands of Euro)	1 January 2013	31 December 2013	31 December 2014
Italy	58,708	53,240	53,240
UK	7,673	-	-
France	13,643	13,643	13,643
Germany	34,262	34,262	34,262
USA	6,006	6,006	6,006
Total	120,292	107,151	107,151

For the purposes of the impairment test, goodwill has been allocated on the basis of appropriate groupings which reflect the Group’s strategic goals, as well as on the basis of the manner in which the goodwill was created.

The recoverable value of the cash generating unit or groups of cash-generating unit, to which the single goodwill are attributed, is verified by means of the determination of the value in use.

The impairment method used is that of Discounted Cash Flows, based on the Strategic Plan approved by the Board of Directors of Euticals in November 2014 (“New Plan”). Although the New Plan covers the period 2015-2022, the period of reference for the purposes of the impairment test was five years (2015-2019).

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2014	Pag. 71

For the purposes of the impairment test and in conformity with the IFRS, the New Plan incremental results deriving from the industrial restructuring and the contribution from new products were normalised.

The projection of the terminal value was calculated starting from the gross operating result of the last year considered for the purposes of the test (2019) and estimating a normalised cash flow that does not take account of variations in working capital and includes only capital expenditure for the maintenance and replacement of assets. The terminal value was therefore calculated as the perpetuity obtained by capitalising the net cash flow of the year 2019, at a rate of discount determined for each country of reference for the different CGU.

The WACC utilised in the various CGU varies in function of : (i) the different risk free rate (equivalent to the yield from 10-year government bonds of the country of reference of the CGU); (ii) the different specific risk coefficients of the execution risk relative to the expected future cash flows. This risk factor reflects the past differences between forecasts and actual figures as well as from future valuations of business initiatives; (iii) the different borrowing costs in view of the expected rate of inflation in the single currency zones for each CGU.

The single parameters were determined with reference to publically available sources. An interest rate net of tax was applied to cash flows.

The table below shows the principal “Key assumptions” utilised by the Group’s management in order to estimate the recoverable value (corresponding to the value in use) of each of the CGUs to which the goodwill is allocated:

Key assumption 2014	Italy	France	Germany	USA
Rate of long-term growth	1.5%	1.3%	1.7%	2.1%
Rate of discount to present value	8.0%	6.8%	6.5%	7.4%

The Group has carried out a series of “sensitivity analyses”, varying both the WACC (+/-0.5%) and the rate of long-term growth (+/- 0.5%), as well as the Euro/US Dollar exchange rate (+/-0.5%); these have confirmed the congruity of the results of the test and the absence of losses in value.

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2014	Pag. 72

6.2      Property, plant and equipment

The table below shows the composition of and the movements in property, plant and equipment during the years ended 31 December 2014 and 2013:

(in thousands of Euro)	Land and buildings	Plant and machinery	Industrial and commercial equipment	Other assets	Assets under construction and advances to suppliers	Total

Balance at 1 January 2013	37,149	39,134	1,597	779	13,779	92,438
Of which:
- historical cost	75,127	235,073	19,315	8,252	13,779	351,546
- accumulated depreciation	(37,978)	(195,939)	(17,718)	(7,473)	0	(259,108)
Changes in consolidation area	-	310	-	14	-	324
Additions	207	1,694	377	20	6,323	8,621
Disposals	(1,050)	(120)	(23)	(8)	-	(1,201)
Depreciation charge	(1,983)	(7,877)	(665)	(272)	-	(10,797)
Impairment losses	(746)	(1,873)	-	(112)	-	(2,731)
Reclassification	799	6,833	350	69	(8,051)	-
Exchange differences	(167)	(24)	1	2	(40)	(228)

Balance at 31 December 2013	34,209	38,077	1,637	492	12,011	86,426
Of which:
- historical cost	73,019	227,065	19,330	8,077	12,011	339,502
- accumulated depreciation	(38,810)	(188,988)	(17,693)	(7,585)	-	(253,076)

Additions	7	1,062	218	38	6,745	8,070
Disposals	(1,498)	(2,843)	(69)	(21)	(583)	(5,014)
Depreciation charge	(1,955)	(8,132)	(620)	(235)	-	(10,942)
Impairment losses	(792)	(1,500)	(36)	(9)	-	(2,337)
Reclassification		4,875	417	61	(5,353)	-
Exchange differences	513	176	27	2	231	949

Balance at 31 December 2014	30,484	31,715	1,574	328	13,051	77,152
Of which:
- historical cost	69,366	211,550	17,589	7,474	13,051	319,030
- accumulated depreciation	(38,882)	(179,835)	(16,015)	(7,146)	0	(241,878)

Property, plant and equipment includes assets held under financial leasing contracts for Euro 4,934 thousand at 31 December 2014 and for Euro 5,402 thousand at 31 December 2013.

The capital expenditure during the years ended 31 December 2014 and 2013 represent the investment necessary for the constant modernisation of the Group’s manufacturing plant and for compliance with environmental and safety regulations. For further information reference should be made to the paragraph “Analysis of the Group’s equity and financial situation” in the Directors’ Report.

The decreases at 31 December 2013 refer principally to the sale of land and buildings at the Lodi site for a total of Euro 1,201 thousand.

The write-down of Euro 2,731 thousand recorded during the year 2013 regards the value of the property, plant and equipment of the UK site. In fact, in 2013, the English subsidiary ceased operations and commenced the process of liquidation and dismantlement. At 31 December 2013 the assets placed at the disposal of the liquidator in July 2013 have been fully written off.

The impairment losses of Euro 2,337 thousand recorded during the year 2014 relate to the adjustment to market value of the carrying value of the first manufacturing site destined for sale as part of the industrial rationalisation foreseen by the New Plan in line with the sale price stated in the agreement which the subsidiary Euticals Spa is in the course of stipulating with a leading company in the pharmaceuticals market. For further information reference should be made to the paragraph “Significant events after the year-end” of the Directors’ Report.

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2014	Pag. 73

6.3        Deferred tax assets and liabilities

These are comprised as follows:

	At 31 December 2014	At 31 December 2013	At 1 January 2013

Deferred tax assets	11,043	6,299	6,578
Deferred tax liabilities	(163)	(582)	(776)

Deferred taxation is determined on the basis of the taxable timing differences between the carrying values of assets and liabilities in the financial statements and their relative fiscal values and is classified under non-current assets and liabilities.

In conformity with IAS 12, the deferred tax liabilities and the deferred tax assets are offset and shown as a net balance where such compensation is allowed by law and where the deferred taxes relate to the same fiscal jurisdiction. The table below gives details of the offsets applied for each individual country at the end of each year.

(in thousands of Euro)	Italy	France	Germany	USA	Consolidation adjustments	Total
Deferred tax assets
at 1 January 2013	7,297	1,350	466	1,193	153	10,459
at 31 December 2013	6,665	1,661	602	1,332	140	10,400
at 31 December 2014	10,718	2,090	713	1,798	16	15,335

Deferred tax liabilities
at 1 January 2013	(2,161)	(2,126)	(370)	-	-	(4,657)
at 31 December 2013	(2,139)	(2,243)	(301)	-	-	(4,683)
at 31 December 2014	(2,016)	(2,253)	(186)	-	-	(4,455)

Net deferred tax assets
at 1 January 2013	5,136	-	96	1,193	153	6,578
at 31 December 2013	4,526	-	301	1,332	140	6,299
at 31 December 2014	8,702	-	527	1,798	16	11,043

Net deferred tax liabilities
at 1 January 2013	-	(776)	-	-	-	(776)
at 31 December 2013	-	(582)	-	-	-	(582)
at 31 December 2014	-	(163)	-	-	-	(163)

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2014	Pag. 74

The following movements took place in deferred tax assets during the years ended 31 December 2014 and 2013:

Deferred tax assets (in thousands of Euro)	Difference in value of property, plant and equipment and intangible assets	Provisions for risks and charges and other provisions	Valuation of financial instruments	Tax losses and other items	Total

Balance at 1 January 2013	3,220	5,921	452	866	10,459

Effect on income statement	143	(1,105)	(5)	1,068	101
Effect on statement of comprehensive income	-	-	(160)	-	(160)

Balance at 31 December 2013	3,363	4,816	287	1,934	10,400

Effect on income statement	1,035	984	45	2,945	5,009
Effect on statement of comprehensive income	-	-	(151)	77	(74)

Balance at 31 December 2014	4,398	5,800	181	4,956	15,335

Tax losses brought forward from prior years amount to Euro 16,536 thousand, for which the Group has recognised deferred tax assets for the entire amount thereof: these losses are due principally to non-recurring factors linked to the corporate restructuring commenced in the past two years and which is expected to generate economic benefits starting from next year.

At 31 December 2014 the deferred tax assets relative to tax losses brought forward amount to Euro 4,547 thousand and were recorded given that on the basis of the New Strategic Plan approved by the Directors, the existence of sufficient future taxable income against which to offset these losses is considered probable; the recoverable value of deferred tax assets recorded in the financial statements is in fact subject to review at each year-end.

The following movements took place in deferred tax liabilities:

Deferred tax liabilities (in thousands of Euro)	Difference in value of property, plant and equipment and intangible assets	Employee benefits	Valuation of financial instruments	Other	Total

Balance at 1 January 2013	2,887	1,682	-	88	4,657

Effect on income statement	44	(51)	-	(18)	(25)
Effect on statement of comprehensive income	-	51			51

Balance at 31 December 2013	2,931	1,683	-	70	4,683
Effect on income statement	(67)	(98)	-	9	(156)
Effect on statement of comprehensive income	-	(73)	-	-	(73)

Balance at 31 December 2014	2,864	1,511	-	79	4,455

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2014	Pag. 75

6.4	Other current and non-current assets

These are comprised as follows:

	At 31 December 2014	At 31 December 2013	At 1 January 2013

Guarantee deposits	70	73	83
Other non-current receivables	1,746	1,771	1,549

Total other non-current receivables	1,816	1,844	1,632

Advances paid	3,175	2,078	3,530
Other current receivables	394	1,463	2,565

Total other current receivables	3,569	3,541	6,095

The “Advances paid” refer principally to sums paid in advance for services received after the year-end. The “Other current receivables” at 1 January 2013, included receivables due from factoring companies.

6.5	Current taxation

This is comprised as follows:

	At 31 December 2014	At 31 December 2013	At 1 January 2013
VAT credit	180	930	285
Credit for reimbursement of IRAP tax	330	330	330
Income tax credit	-	542	1,207
IRAP credit	393	-	-
Other tax credits	136	152	294
Total receivables for current taxation	1,039	1,954	2,116
Income tax payable	(1,220)	(601)	(1,972)
VAT payable	-	-	(1,001)
Irap payable	-	(642)	(223)
Other taxes	(1,448)	(1,966)	(951)
Total payables for current taxation	(2,668)	(3,209)	(4,147)

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2014	Pag. 76

The variation in the liability for income tax is linked to the results for the year of the foreign subsidiaries. The Irap balance at 31 December 2014 shows a credit of Euro 393 thousand. The “Other taxes” refers principally to tax withheld at source by the Group.

6.6	Inventories

These are comprised as follows:

(in thousands of Euro)	At 31 December 2014	At 31 December 2013	At 1 January 2013

Raw materials and consumables	15,987	18,806	21,055
Work in progress and semi-finished products	20,692	20,579	17,641
Finished products and goods for sale	27,613	34,093	29,133

Total	64,292	73,479	67,829

The value of inventories, net of the relative provision for obsolescence, as at 31 December 2014 fell by Euro 9,187 thousand as a result of the following factors:

(i)	the drop in sales volumes with respect to forecasts;
(ii)	the improvement in the inventory/production programming process;
(iii)	the lower level of utilisation of production capacity;
(iv)	the increase in the provision for obsolescence, as detailed below.

The more significant decreases in inventory values were registered: (i) in Italy due mainly to the exceptionally high level of closing finished product inventories at the end of 2013 following the increase in sales of the product T BOC; and (ii) in Germany due to the significant increase sales volumes. Conversely, the inventories of the US subsidiary registered a slight increase in preparation for the sales of the first quarter of the year 2015.

The finished products and goods for sale are shown net of the provision for obsolescence, the movements in which are detailed below:

Provision for obsolescence at 1 January 2013	(7,994)
Accruals	(2,634)
Utilisation	83
Exchange differences	97
Provision for obsolescence at 31 December 2013	(10,448)

Accruals	(4,384)
Utilisation	2,222
Exchange differences	(207)
Provision for obsolescence at 31 December 2014	(12,817)

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2014	Pag. 77

6.7	Trade receivables

These are comprised as follows:

(in thousands of Euro)	At 31 December 2014	At 31 December 2013	At 1 January 2013
Trade receivables and other current receivables due from customers	42,964	51,391	62,083
Current provision for bad debts	(723)	(1,193)	(3,830)

Total current receivables due from customers	42,241	50,198	58,253

All of the receivables due from customers as at 31 December 2014 are due within the following twelve months. The table below shows the ageing analysis of trade receivables at 31 December 2014 and 2013, net of the relative provision for bad debts.

(in thousands of Euro)	At 31 December 2014	At 31 December 2013	At 1 January 2013

Not yet due	37,555	37,232	44,385
Up to 30 days overdue	2,782	6,901	1,667
31 - 90 days overdue	1,113	1,837	6,045
91- 180 days overdue	158	2,131	1,938
181 - 360 days overdue	633	131	2,867
More than 360 days overdue	-	1966	1,351

Total	42,241	50,198	58,253

Trade receivables fell from Euro 50,198 thousand at 31 December 2013 to Euro 42,241 thousand at 31 December 2014 as a result of (i) the reduction in sales volumes and (ii) the excellent results obtained during the year in collecting overdue trade receivables.

The table below shows the movements in the Provision for bad debts:

(in thousands of Euro)	Provision for bad debts

Balance at 1 January 2013	3,830
Accruals	96
Release	(2,450)
Utilisation	(283)

Balance at 31 December 2013	1,193
Accruals	130
Release	(324)
Utilisation	(276)

Balance at 31 December 2014	723

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2014	Pag. 78

The utilisation of the provision for bad debts for the year 2013 and the year 2014 refer to provisions accrued in previous years to cover the credit risk towards Iranian customers, whose overdue balances had been collected in full within 31 December 2014.

6.8	Cash and cash equivalents

These are comprised as follows:

(in thousands of Euro)	At 31 December 2014	At 31 December 2013	At 1 January 2013

Bank and postal deposits	13,382	15,129	7,797
Cash on hand	14	19	11

Total cash and cash equivalents	13,396	15,148	7,808

The table below shows the analysis of the Group’s cash and cash equivalents by currency at 31 December 2014 and 2013:

(in thousands of Euro)	At 31 December 2014	At 31 December 2013	At 1 January 2013

Cash and cash equivalents in euro	6,881	12,040	6,970
Cash and cash equivalents in US dollars and other foreign currencies	6,515	3,108	838

Total cash and cash equivalents	13,396	15,148	7,808

The cash and cash equivalents include a restricted deposit of Euro 100 thousand, created as guarantee for certain bank credit facilities of the subsidiary Chorisis Srl.

The decrease in cash and cash equivalents is shown in greater detail in the consolidated cash flow statement.

6.9	Assets and Liabilities held for sale

In 2014 the assets and liabilities relative to the first manufacturing site destined for sale as part of the industrial rationalisation foreseen by the New Strategic Plan are shown as “held for sale” following the resolution adopted by the Board of Directors of Euticals SpA in November 2014, ordering the sale thereof, or, in the absence of any interest to buy on the part of third parties, the closure and subsequent abandonment. Following this decision sale negotiations were launched, and during the year a letter of intent was received from a potential purchaser. The sale agreement is expected to be concluded within the year 2015. For further information reference should be made to the paragraph “Significant events after the year-end and Business outlook” of the Directors’ Report. We would also point out that the measures adopted for the rationalisation of the Group structure led to the sale, concluded on 13 February 2014, of the equity investment in the Swiss company Pharmintraco Sagl. Therefore, in view of the upcoming sale thereof, this investment was classified under the heading “Assets held for sale” at 31 December 2013 for Euro 1,624 thousand.

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2014	Pag. 79

(in thousands of Euro)	At 31 December 2014	At 31 December 2013	At 1 January 2013

Land and buildings	1,498	-	-
Plant and machinery	2,835	-	-
Other assets	667	-	-
Equity investments	-	1,624	-

Assets held for sale	5,000	1,624	-
Employee benefits	(392)	-	-
Other current liabilities towards employees	(279)	-	-
Liabilities held for sale	(671)	-	-

In conformity with the requirements of IFRS 5, the assets held for sale have been written down to fair value net of selling costs, which amounts to Euro 5,000 thousand at 31 December 2014. The abovementioned fair value was determined on the basis of the purchase offer already received by the Group, and therefore comes under Level 2 of the fair value hierarchy. The writedown, equivalent to Euro 2,337 thousand, was recorded under the heading “Depreciation, amortisation and writedowns” in the income statement relative to the year ended 31 December 2014.

The fair value of the investment in the company Pharmintraco Sagl, recorded under the heading “Assets held for sale” at 31 December 2013, corresponds to the sale price received in February 2014.

The Group had no assets held or available for sale as at 1 January 2013.

6.10	Shareholders’ Equity

At 31 December 2014 and 2013 the share capital of the parent company, fully underwritten and paid up, amounts to Euro 50,000 thousand and is comprised of 200 million ordinary shares.

Consolidated shareholders’ equity is comprised of the following:

(in thousands of Euro)	At 31 December 2014	At 31 December 2013	At 1 January 2013

Share capital	50,000	50,000	50,000
Share premium reserve	167,500	167,500	167,500
Other reserves	(11,470)	(10,229)	(11,136)
Retained earnings/(losses brought forward)	(28,856)	(20,452)	(9)
Net profit/(loss) for the year	(4,224)	(8,404)	(20,195)

Total Shareholders’equity	172,950	178,415	186,160

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2014	Pag. 80

The Share Capital at 31 December 2014 is comprised of No. 200,000,000 fully paid up ordinary shares with a nominal value of Euro 0.25 per share, free from any restrictions regarding the distribution of dividends and the reimbursement of capital.

There are no minority interests in share capital nor are there any own shares held by the parent company or by its subsidiaries.

For further information reference should be made to the details provided in the Consolidated Statement of Changes in Equity.

As discussed in greater detail in the paragraph “Significant events after the year-end and Business outlook”, we would point out that on 13 February 2015 the Shareholders’ Meeting of Lauro Cinquantasette Spa resolved a share capital increase of Euro 17,500 thousand to be paid in two instalments, as described in the paragraph “Evaluation of Business going concern” of this Annual Report.

6.11     Current and Non-Current Financial liabilities

The table below gives detail of the Group’s current and non-current financial liabilities as at 31 December 2014 and 2013:

At 31 December 2014	Within 12	Between 1 and
(in thousands of Euro)	months	5 years	After 5 years	Total

Long term loans	62,226	-	-	62,226
Bank overdrafts	31,430	-	-	31,430
Financial leasing instalments payable	421	679	754	1,854

Total	94,077	679	754	95,510

At 31 December 2013	Within 12	Between 1 and
(in thousands of Euro)	months	5 years	After 5 years	Total

Long term loans	73,378	-	-	73,378
Bank overdrafts	27,386	-	-	27,386
Financial leasing instalments payable	1,019	953	599	2,571

Total	101,783	953	599	103,335

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2014	Pag. 81

At 1 January 2013	Within 12	Between 1 and
(in thousands of Euro)	months	5 years	After 5 years	Total

Long term loans	82,084	-	-	82,084
Bank overdrafts	17,607	-	-	17,607
Financial leasing instalments payable	744	1,455	691	2,890

Total	100,435	1,455	691	102,581

The table below shows the principal loans in existence as at 31 December 2014:

						Interest
				Original	Balance at 31	rate at 31
(in thousands of Euro)		Opening		loan	December	December	Maturity
Description	Bank	Date	Currency	amount	2014	2014	date

Loan	Intesa S.Paolo	11/02/2011	EUR	98,700	62,226	3.555%	31/12/2017

The long-term loan classified as payable within 12 months was stipulated on 8 February 2011 with a Pool of Banks comprised of Intesa San Paolo, GE Capital, Banca Popolare di Milano and Mediocreval and contained a series of financial covenants, the parameters of which to be calculated with reference to the Group’s Consolidated Financial Statements.

On the basis of the Consolidated Financial Statement figures, suitably adjusted in line with the provisions of the loan contract, certain of the abovementioned parameters have not been respected. For this reason the entire loan has been classified as payable within the next 12 months.

On 1 April 2015 the Amending Agreement to the loan contract was signed, under which the new repayment instalment due within 12 months amounts to Euro 2 million. For further information reference should be made to paragraph 2.2 “Evaluation of Business going concern” of this document.

The table below shows the principal financial leasing contracts in existence:

	At 31 December	At 31 December	At 1 January
Assets held under financial leasing:	2014	2013	2013

Land and buildings	3,890	4,508	4,808
Plant and machinery	619	884	719
Industrial and commercial equipment	380	32	68
Other assets	45	58	55

Total	4,934	5,482	5,650

The table below shows a summary of the minimum instalments payable for operating leases:

At 31 December
(in thousands of Euro)	2014

Within 12 months	721
Between 1 and 5 years	1,589
After 5 years	780

Total	3,090

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2014	Pag. 82

At 31 December 2014 and 2013 the Group’s net indebtedness was comprised principally of loans in Euro.

6.12     Employee Benefits

These include the balance payable relative to employee termination indemnity (TFR) for the Group’s employees in Italy as well as the liability for pension plans applied in other countries.

The following movements took place during the year:

(in thousands of Euro)	2014	2013

Balance at 1 January	10,126	10,246

Service costs	143	151
Interest	260	299
Utilisation for indemnities and advances paid	(428)	(464)
Actuarial losses/(gains)	1,512	(266)
Acquisitions	(391)	160
Balance at 31 December	11,222	10,126

The actuarial assumptions utilised in the calculation of the principal defined contribution/benefit pension plans are detailed in the table below:

		At 31
	At 31 December	December	At 1 January
	2014	2013	2013

Economic assumptions
Rate of inflation	1.75%	2.00%	2.00%
Discounting rate	1.50%	3.15%	2.70%

Demographic assumptions
Probability of termination	5.00%	5.00%	5.00%
Probability of advances paid	3.00%	3.00%	3.00%

The rate of discount utilised was based on the iBoxx Eurozone Corporates AA index.

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2014	Pag. 83

6.13     Provisions for risks and charges

The following movements took place during the years 2014 and 2013:

(in thousands of Euro)	Provision for environmental risks and charges	Other provisions for risks	Total

1 January 2013	6,480	3,517	9,997
Accruals	320	2,098	2,418
Utilisation	(205)	(3,383)	(3,588)
Release	-	(750)	(750)
Exchange differences	(237)	(66)	(303)

31 December 2013	6,358	1,416	7,774

Accruals	985	868	1,853
Utilisation	(191)	(832)	(1,023)
Release	-	(571)	(571)
Exchange differences	783	-	783

31 December 2014	7,935	881	8,816

The provision for environmental risks and charges includes the costs relative to future land reclamation work to be carried out at the Group’s manufacturing sites and has been calculated on the basis of estimates made by the environmental engineering division following the annual controls carried out on the land in question.

The “Other provisions for risk” at 31 December is comprised principally of the following provisions accrued during the year 2014:

(I)     Euro 325 thousand for costs related to the voluntary redundancy procedure;

(II)   Euro 400 thousand for costs related to the reorganisation of personnel;

(III)  Euro 143 thousand for costs related to a legal dispute.

The utilisations and releases during the year 2014 relative to other provisions for risks refer to the costs accrued during the year 2013 relative to the voluntary early retirement procedure and to the reorganisation of the Group’s personnel.

6.14     Trade payables

	At 31 December	At 31 December	At 1 January
(in thousands of Euro)	2014	2013	2013

Suppliers of raw materials and services	28,899	37,521	45,251
Agents	1,140	1,263	1,090

Total trade payables	30,039	38,784	46,341

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2014	Pag. 84

Trade payables include payables towards suppliers of raw materials and services as well as payables towards agents for commission matured. The decrease of Euro 8,755 thousand with respect to the previous year is due to changes in the programming of production and to the drop in sales volumes.

6.15     Other current and non-current liabilities

The “Other current liabilities” are comprised of the following:

	At 31 December	At 31 December	At 1 January
(in thousands of Euro)	2014	2013	2013

Due towards employees	6,922	7,129	6,160
Due towards social welfare institutions	5,781	4,976	3,821
Advances received from customers	217	293	538
Other current liabilities	2,428	2,172	1,365

Total other current liabilities	15,348	14,570	11,884

6.16     Sales Revenues

These are comprised as follows:

	Year	Year
(in thousands of Euro)	2014	2013

Europe	97,262	93,177
North America	40,913	54,707
South America	14,218	15,034
Middle East	3,445	2,128
Asia	28,027	31,593
Rest of the world	2,248	5,170

Total	186,113	201,809

The decrease in revenues of Euro 15,696 thousand with respect to the previous year is due principally to a drop in the sales volumes of the Italian subsidiary of Euro 17,843 thousand (in particular in the API product lines), compensated in part by an increase in sales of the German subsidiary of Euro 8,535 thousand as a result of the excellent performance of Fine Chemicals. For further information reference should be made to the paragraph “Business Performance” of the Directors’ Report.

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2014	Pag. 85

6.17	Other income and revenues

These refer principally to reimbursement of the costs incurred for the development of the industrialisation of certain products or other services commissioned by customers in the sector and linked to the production on a contract basis. They also comprise the income deriving from waste disposal services offered to third parties and carried out at our manufacturing plants.

6.18	Internal work capitalised

This refers principally to the development of products and to extraordinary maintenance carried out on the Group’s manufacturing plants, and in particular to the costs incurred for personnel employed in these activities. The table below shows the destination of the costs capitalised during the years 2014 and 2013.

(in thousands of Euro)	Year 2014	Year 2013

Development	4,957	3,072

Plant maintenance	674	575
Total	5,631	3,647

Research costs are charged to the income statement in the period in which they are incurred. Development costs sustained in relation to a specific project are capitalised and recorded as intangible assets when the following conditions are satisfied:

-	the technical feasibility of the project can be demonstrated;
-	the intention and capacity to complete the project and sell or otherwise utilize the intangible assets generated by the project can be demonstrated;
-	the ways in which the asset can generate future economic benefits can be demonstrated;
-	the technical and financial resources for the completion of the project are available;
-	the project can be clearly identified and the costs associated with it can be identified and measured reliably.

6.19	Raw, subsidiary and consumable materials

This is comprised as follows:

(in thousands of Euro)	Year 2014	Year 2013

Purchases of raw materials	68,141	89,761

Variation in inventories of raw materials	1,554	789
Total	69,695	90,550

The decrease with respect to the previous year is principally due to the drop in revenues as described in the previous note. The figures also show an improvement in the sales mix and in the profitability of the various product lines. For further details reference should be made to the paragraph “Business Performance” in the Directors’ Report.

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2014	Pag. 86

6.20	Services and rental and leasing charges

These are comprised as follows:

(in thousands of Euro)	Year 2014	Year 2013

Maintenance, repairs and technical assistance	5,801	5,687
Energy costs	14,428	15,802
Sub-contracted work	776	1,065
Sales services	2,653	2,598
Advertising and marketing costs	549	579
Consultancy and external collaborators	2,772	3,651
Leasing and rental charges	1,637	1,540
Transport costs for purchases	3,176	3,076
Transport costs for sales	1,196	1,348
Commission and other bank charges	836	795
Travel and other expenses	570	453
Other services	8,823	8,353
Total	43,217	44,947

The decrease with respect to the previous year is principally due to the drop in sales revenues as described in the previous note. A significant portion of the costs for services, however, are represented by fixed industrial costs, which are not directly linked to sales volumes.

6.21	Personnel costs

These are comprised as follows:

(in thousands of Euro)	Year 2014	Year 2013

Wages and salaries	38,397	39,479
Social welfare contributions	12,023	11,963
Indemnity relative to pension funds	264	243
Other long-term benefits	2,191	2,169
Other personnel costs	773	1,124

Total	53,648	54,978

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2014	Pag. 87

The table below shows the average number of Group employees during the year and the exact number of employees at the year-end, analysed by category.

	Average number of employees during the year		Number of employees as at 31 December
(in units)	2014	2013	2014	2013

Managers	24	23	24	23
Clerical and supervisory staff	413	411	409	418
Manual workers	404	410	402	414

Total	841	844	835	855

6.22	Other operating costs

These are comprised as follows:

(in thousands of Euro)	Year 2014	Year 2013

Indirect taxes and duties	2,507	2,032
Accruals to/(utilised/released from) provisions for risks and charges	(6)	1019
Other operating costs	574	508

Total	3,075	3,559

The indirect taxes and duties refer principally to tax paid for maintaining the ministerial authorisation necessary for the commercialisation of the products in the Group’s product portfolio.

6.23	Depreciation, amortisation and writedowns

These are comprised of the following:

(in thousands of Euro)	Year 2014	Year 2013

Depreciation of property, plant and equipment	10,942	10,797
Amortisation of intangible assets	2,794	2,807
Accrual to provision for bad debts	130	97
Release of provision for bad debts	(324)	(2,450)
Accrual to /( Release of) provision for obsolescence	4,384	1,735
Writedowns of property, plant and equipment and of intangible assets	1,245	10,636
Adjustments to the value of assets available for sale	2,337	(1,624)

Total	21,508	21,998

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2014	Pag. 88

The “Writedowns of property, plant and equipment and of intangible assets” referred in 2013 to costs linked to the placing into liquidation of the English subsidiary which took place on 31 July 2013. During the year 2014 this related to certain R&D costs, relative to projects which are no longer considered to be of strategic importance for the Group, which were written down by Euro 1.3 million.

In November 2014, the Board of Directors of Euticals SpA resolved the sale of the first manufacturing site as part of the industrial rationalisation programme contained in the New Plan, or, alternatively, the closure thereof should no third parties be interested in the purchase of the site. Following this decision sale negotiations were commenced, and a letter of intent has been received from a potential purchaser. The sale contract is expected to be finalised within the year 2015. In line with the content of this letter of intent the value of the assets to be sold has been written down by Euro 2.3 million in the year 2014. Reference should be made to the Directors’ Report for further information thereon.

6.24	Financial income and expenses

These are comprised as follows:

(in thousands of Euro)	Year 2014	Year 2013

Interest charges on short-term loans	5,401	5,766
Net Expenses/(income) from the valuation at fair value of derivatives contracts	285	92
Interest charges on financial leasing contracts	81	102
Other financial charges	1,112	(222)
Net exchange losses	(636)	360

Total financial expenses	6,243	6,098

Financial income	(11)	(8)

Total net financial expenses	6,232	6,090

The “Other financial charges” refer principally to the effect of the discounting to present value of the provisions for long term environmental risks and the provisions for employee benefits.

6.25	Income tax

This is comprised as follows:

(in thousands of Euro)	Year 2014	Year 2013

Current taxation	3,136	1,949
Deferred taxation	(5,025)	(250)

Total	(1,889)	1,699

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2014	Pag. 89

The table below shows the reconciliation between the theoretical tax charge/(credit) and the actual tax charge/(credit) for the years ended 31 December 2014 and 2013.

in thousands of euro	Year 2014		Year 2013

Result before tax	(6,112)		(6,125)

Theoretical IRES tax charge/(credit)	(1,681)	27.5%	(1,684)	27.5%

Tax relative to prior years	-		(424)

Permanent differences	(1,018)		2,646

Irap	810		1,161

Actual tax charge /(credit)	(1,889)	30.9%	1,699	27.7%

6.26	Commitments

The contractual obligations assumed with third parties as at 31 December 2014 relative to commitments not yet reflected in the financial statements amount to Euro 3,090 thousand and relate to leasing contracts in existence. The Group also has liens on property, plant and equipment as security for loans for Euro 98,700 thousand both at 31 December 2014 and at 31 December 2013 and at 31 December 2012.

The Group also has other commitments for fidejussions granted principally in favour of regulatory bodies for the normal execution of the Group’s business for a total of Euro 843 thousand at 31 December 2014, compared to Euro 814 thousand at 31 December 2013 and Euro 768 thousand at 31 December 2012.

6.27	Related Party transactions

All of the commercial and financial transactions between the Group companies during the year 2014 took place on an arm’s length basis at normal market conditions.

No significant transactions took place with other related parties.

6.28	Directors’, Statutory Auditors’ and Independent auditors remuneration

The table below shows the remuneration paid during the years 2014 and 2013 by Lauro Cinquantasette Spa to the members of its Board of Directors and Board of Statutory Auditors, as well as to the Group’s independent auditors.

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2014	Pag. 90

in thousands of euro	Year 2014	Year 2013

Directors’ emoluments	232	200

Statutory auditors’ emoluments	29	28

Independent auditors’ fees	45	47

6.29	Significant events after the year end and business outlook.

On 22 January 2015 a fatal accident occurred at the Euticals Varese manufacturing plant, involving an employee working in the production plant.

Euticals Spa with the support of the Press Office of Federchimica, issued a statement to the press that same night, in which it expressed its sorrow for the event, its solidarity with the family and it confirmed its intention to fully collaborate in identifying the cause of the accident. Euticals also halted production at the site in question.

In the weeks following the accident, the local ASL conducted a series of interviews with the persons involved, as a result of which it prescribed certain operational measures to be carried out and issued various fines following the ascertainment of certain violations (the total sum for all of the persons interested parties amounted to less than Euro 20 thousand).

The reconstruction of the event and the allegations formalised have been transmitted to the appropriate authorities appointed for the definition of the framework of the investigation and the eventual legal action to be taken against the persons/entities involved.

Euticals has (i) appointed prominent consultants from the Politecnico di Milano to carry out a risks assessment and a study of the work to be carried out on machinery in order to minimise the risks associated with the use of the equipment, (ii) activated the insurance guarantees and (iii) as from 25 February has launched a back-up production plan at another Italian manufacturing plant in order to overcome the possibility of being unable to recommence production at the Varese plant in the short term. It should be noted that the production suspended accounts for approximately 5 million of total annual turnover.

From a financial point of view, on 13 February 2015 the Shareholders’ meeting of Lauro Cinquantasette resolved a share capital increase of Euro 17.5 million, to be paid in as specified in the paragraph “Evaluation of Business going concern”, necessary for the achievement of the objectives of the New Plan and to the reaching of an agreement to amend the terms of the contract for the loan with the Pool of Banks.

On 31 March 2015 Euticals received confirmation of the unanimous resolution by the Pool of Banks approving (i) the waiver by the banks of the covenant penalties for the failure to comply with certain contractual clauses; (ii) the request for amendments to the loan contract.

On 1 April 2015 Euticals and the Pool of Banks signed an agreement modifying the original loan contract stipulated in 2011 (hereinafter referred to as the “Amending Agreement”).

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2014	Pag. 91

On 15 April 2015, in accordance with the terms of the Amending Agreement, the financial shareholders of Lauro Cinquantasette Spa paid in the share capital increase of Euro 12.5 million. This sum was immediately paid by the parent company to the subsidiary Euticals in the form of an increase in the subsidiary’s equity reserves.

From a strategic and industrial point of view, as part of the implementation of the New Plan, the Group is in the process of finalising the activities necessary for the sale of the first manufacturing plant to a leading company in the pharmaceuticals market interested in an Italian manufacturing plant for its own production.

The agreement specifies that the Purchaser shall buy the manufacturing plant business unit which consists of the land and buildings and the industrial plant and equipment, together with 100% of the employees at the plant, including the liabilities relative thereto.

Eutical Spa shall maintain the ownership of the business; the manufacturing activities shall be progressively allocated to other sites within the Group. Reference should be made to paragraph 6.9 of the Explanatory Notes to the Consolidated Financial Statements for further detail thereon.

This operation represents a first important step towards the realisation of the New Plan in that it enables the Company to commence (i) the rationalisation and the improvement in the efficiency of its manufacturing structure; (ii) to benefit from the cash flows deriving from the sale while maintaining the continuity of the business; (iii) to expand its business improving both productivity and profitability.

Evaluation studies have also commenced for the sale and/or elimination of further production plants in consistency with the guidelines of the New Plan. The Group has begun to identify the relevant business units, to evaluate the necessary investments, and to prepare detailed plans for the transfer of products and the related regulatory activities.

On 24 March 2015 a preliminary meeting was held with the trade union representatives in order to illustrate the guidelines New Plan and the associated investments. The meeting was concluded successfully and the Company is preparing to implement the next steps for the execution of the New Plan.

From a Business point of view, the first quarter of the year 2015 closed satisfactorily with a growth in Revenues of 21.5% with respect to the previous year and substantially in line with budget.

In the year 2015 we expect to see both a growth in Ebitda of more than 20% with respect to the previous year and a significant improvement in cash flow generation.

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2014	Pag. 92

7.	Criteria adopted for the transition from Italian Accounting Principles to the IFRS

This Note contains a description of the procedure followed for the transition from Italian Accounting Principles to the IFRS for the purposes of the preparation of the Consolidated Financial Statements (the “Transition Process”).

7.1	General Principles

The Group has applied the IFRS retrospectively to all of the periods ended prior to 1° January 2013, with the exception of the mandatory exemptions and of certain optional exemptions adopted in compliance with IFRS 1 “First time application of the International Financial Reporting Standards”, as described below. In particular, the accounting principles adopted were those described in Note 2 above.

The restated consolidated statement of financial position as at 1° January 2013 reflects the following differences in accounting treatment with respect to the Consolidated Financial Statements of the Group as at 31 December 2012, prepared in accordance with Italian Accounting Principles:

-	all of the assets and liabilities whose recognition is required by the IFRS have been recorded, including those not required by Italian Accounting Principles;
-	all of the assets and liabilities whose recognition is required by Italian Accounting Principles, but which are not permitted by the IFRS, have been eliminated;
-	certain financial statement items have been reclassified in accordance with the requirements of the IFRS.

The effects of these adjustments have been recorded directly in the opening shareholders’ equity at the Transition Date.

7.2	Financial Statement Format

Reference should be made to Note 2 above for information regarding the presentation method and the format of the financial statements.

7.3	Obligatory and Optional Exemptions foreseen by IFRS 1

The obligatory and optional exemptions from the retrospective application of the IFRS adopted, in accordance with IFRS 1, during the Transition Process are described below.

Obligatory exemptions (exceptions) prescribed by IFRS 1 on occasion of first time application of the IFRS:

-	ESTIMATES: the estimates made at the date of transition to the IFRS conform to the estimates made at that same date in accordance with Italian Accounting Principles (following the necessary adjustments to reflect the eventual differences in accounting principles).

-	HEDGE ACCOUNTING: at the Transition Date the Company ceased to adopt hedge accounting method previously utilized for the recording of derivative instruments and has recorded these derivative instruments in the financial statements at their fair value, recording the subsequent variations therein in the income statement eliminating all of the eventual deferred gains or losses that had been recorded in accordance with the previous accounting principles.

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2014	Pag. 93

Optional exemptions allowed by IFRS 1 on occasion of first time application of the IFRS:

-	Business combinations which took place prior to the Transition Date: on occasion of first time application of the IFRS, the Group took advantage of the option to not re-open the business combinations which had taken place prior to the Transition Date.
-	Cumulative translation adjustments recorded prior to the: on occasion of first time application of the IFRS, the Group took advantage of the option to not record the cumulative translation differences which had occurred prior to the Transition Date and to presume therefore that these were equal to zero at the Transition Date.

7.4	Accounting treatment chosen by the Group from the options allowed by the IFRS

-	Inventories: in accordance with IAS 2 - Inventories, the cost of inventories must be calculated using the FIFO method or the weighted average cost method. The Group has chosen to use the weighted average cost, which it was already using in its previous financial statements prepared in accordance with Italian Accounting Principles.
-	Valuation of property, plant and equipment and of intangible assets: IAS 16 “Property, plant and equipment”, and IAS 38 “Intangible assets” state that these assets may be valued at cost, or at market value determined periodically. The Group chose to adopt the cost method.

7.5	Description of the significant effects of the Transition

The tables below show the effects, both in terms of adjustments and of reclassifications, of the transition to IFRS on the statement of financial position at the Transition Date, at 31 December 2013 and at 31 December 2014 and on the statement of comprehensive income for the years ended on 31 December 2013 and 2014. We would point out that, in order to simplify the reconciliation schedules shown below, certain items have been aggregated in the balance sheet and income statement adopted by the Group for the preparation of its financial statements in accordance with Italian Accounting Principles.

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2014	Pag. 94

Effects of the Transition on the Consolidated Statement of Financial Position as at 1 January 2013

		Italian
		Accounting
(in thousands of Euro)	Ref.	Principles	Adjustments	Reclassification	IFRS

Intangible assets	A-B-H	136,403	(7,020)	-	129,383
Property, plant and equipment	C	89,565	2,873	-	92,438
Deferred tax assets	B-D-E-F-G-H-I	5,430	5,029	(3,881)	6,578
Other non-current assets		1,632	-	-	1,632
Total non-current assets		233,030	882	(3,881)	230,031
Inventories	E	74,896	(7,067)	-	67,829
Trade receivables		58,253	-	-	58,253
Current tax receivables		2,116	-	-	2,116
Other current assets		6,095	-	-	6,095
Cash and cash equivalents		7,808	-	-	7,808
Total current assets		149,168	(7,067)	-	142,101
Assets held for sale		-	-	-	-
Total assets		382,198	(6,185)	(3,881)	372,132
Share capital		50,000	-	-	50,000
Share premium reserve		167,500	-	-	167,500
Other reserves		87	-	-	87
	A_B_C_D_E_
FTA Reserve		-	(10,030)	-	(10,030)
	F_G_H_
Reserve for cash flow hedges	G	-	(1,193)	-	(1,193)
Losses brought forward		(20,204)	-	-	(20,204)
Total shareholders’ equity		197,383	(11,223)	-	186,160
Non-current financial liabilities		2,146	-	-	2,146
Employee benefits	D	9,862	384	-	10,246
Provisions for long-term risks and charges	F	1,883	4,164	-	6,047
Deferred tax liabilities	C-H-I	3,719	938	(3,881)	776
Total non-current liabilities		17,610	5,486	(3,881)	19,215
Current financial liabilities	H-G	101,143	(888)	180	100,435
Trade payables		46,341	-	-	46,341
Currenttax payable		4,147	-	-	4,147
Provisions for short-term risks and charges	F	3,511	439	-	3,950
Other current liabilities		12,064	-	(180)	11,884
Total current liabilities		167,206	(449)	-	166,757
Total liabilities		184,815	5,037	(3,881)	185,972
Total liabilities and shareholders’ equity		382,198	(6,185)	(3,881)	372,132

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2014	Pag. 95

Effects of the Transition on the Consolidated Statement of Financial Position as at 31 December 2013

		Italian
		Accounting
(in thousands of Euro)	Ref.	Principles	Adjustments	Reclassification	IFRS

Intangible assets	A-B-H	116,600	(318)	-	116,282
Property, plant and equipment	C	84,418	2,008	-	86,426
Deferred tax assets	B-D-E-F-G-I	6,410	4,366	(4,477)	6,299
Other non-current assets		1,844	-	-	1,844
Total non-current assets		209,272	6,056	(4,477)	210,851
Inventories	E	77,639	(4,160)	-	73,479
Trade receivables		50,198	-	-	50,198
Current tax receivables		1,954	-	-	1,954
Other current assets		3,541	-	-	3,541
Cash and cash equivalents		15,148	-	-	15,148
Total current assets		148,480	(4,160)	-	144,320
Assets held for sale		1,624			1,624
Total assets		359,376	1,896	(4,477)	356,795
Share capital		50,000	-	-	50,000
Share premium reserve		167,500	-	-	167,500
Other reserves		366	207	-	573
FTA Reserve	B-C-D-E-F-H	-	(10,030)	-	(10,030)
Reserve for cash flow hedges	G	-	(772)	-	(772)
Losses brought forward		(20,452)	-	-	(20,452)
Net profit/(loss) for the year	A-B-C-D-E-F-G-H	(15,589)	7,185	-	(8,404)
Total shareholders’ equity		181,825	(3,410)	-	178,415
Non-current financial liabilities		1,552	-	-	1,552
Employee benefits	D	10,098	28	-	10,126
Provisions for long-term risks and charges	F	2,317	4,132	-	6,449
Deferred tax liabilities	C-H-I	3,651	1,408	(4,477)	582
Total non-current liabilities		17,618	5,568	(4,477)	18,709
Current financial liabilities	H	102,282	(685)	186	101,783
Trade payables		38,784	-	-	38,784
Current tax payable		3,209	-	-	3,209
Provisions for short-term risks and charges	F	902	423		1,325
Other current liabilities		14,756	-	(186)	14,570
Total current liabilities		159,933	(262)	-	159,671
Total liabilities		177,551	5,306	(4,477)	178,380
Total liabilities and shareholders’ equity		359,376	1,896	(4,477)	356,795

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2014	Pag. 96

Effect of the Transition on the Statement of Comprehensive Income for the year ended on 31 December 2013

		Italian
		Accounting
(in thousands of Euro)	Ref.	Principles	Adjustments	Reclassification	IFRS
Sales revenues	J	201,965	-	(156)	201,809
Other income and revenues		1,093	-	-	1,093
Total Revenues		203,058	-	(156)	202,902
Raw, subsidiary and consumable materials	E-F-J	(89,521)	3,610	(4,639)	(90,550)
Services and rental and leasing charges	B-F-J	(44,663)	235	(519)	(44,947)
Personnel costs	D-J	(54,932)	236	(282)	(54,978)
Other operating costs	A	(3,429)	-	(130)	(3,559)
Variation in inventories of finished products and work in progress		8,868	-	-	8,868
Internal work capitalised	B	4,690	(1,043)	-	3,647
Depreciation, amortisation and writedowns	A-B-C-H-J	(24,499)	5,176	(2,675)	(21,998)
Total Operating Costs		(203,486)	8,214	(8,245)	(203,517)
Operating profit/(loss)		(428)	8,214	(8,401)	(615)
Financial income		8	-	-	8
Financial charges	D-F-G-J	(6,661)	(230)	793	(6,098)
Extraordinary income and (expenses)	J	(7,608)		7,608	-
Profit/(loss) before tax		(14,689)	7,984	-	(6,705)
Income tax	B-C-D-E-F-G-H	(900)	(799)	-	(1,699)
Net profit/(loss) for the year		(15,589)	7,185	-	(8,404)

Effect of the Transition on the Cash Flow Statement for the year ended on 31 December 2013

	Italian Accounting
(in thousands of Euro)	Principles	Reclassification	IFRS
Net cash flows generated from operations	13,440	(1,634)	11,806
Net cash flows (absorbed by)/ generated from investing activities	(6,285)	1,194	(5,091)
Net cash flows generated by financing activities	185	440	625
Variation in cash and cash equivalents	7,340	-	7,340
Cash and cash equivalents at beginning of year	7,808	-	7,808
Cash and cash equivalents at end of year	15,148	-	15,148

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2014	Pag. 97

The table below shows the reconciliation between the consolidated net equity determined in accordance with Italian accounting principles and the consolidated net equity determined in accordance with the IFRS, al 1° January 2013 and 31 December 2013.

(in thousands of Euro)	At 1 January 2013	At 31 December 2013

Shareholders’ equity in accordance with Italian Accounting Principles	197,383	181,825

A. Goodwill	-	5,801

B. Intangible assets	(4,195)	(4,034)

C. Property, plant and equipment	2,873	2,008

D. Employee benefits	(384)	(28)

E. Inventories	(7,067)	(4,160)

F. Provisions for risks and charges	(4,603)	(4,555)

G. Derivatives	(1,645)	(1,044)

H. Other financial liabilities	(292)	(356)

Fiscal effects of the above adjustments	4,090	2,958

Shareholders’ equity in accordance with IFRS	186,160	178,415

The table below shows the reconciliation between the consolidated result for the year ended 31 December 2013 as determined in accordance with Italian Accounting Principles and the relative result as determined in accordance with the IFRS:

Year ended on
(in thousands of Euro)	31 December 2013

Result for the year in accordance with Italian Accounting Principles	(15,589)
A. Goodwill	5,801
B. Intangible assets	150
C. Property, plant and equipment	(824)
D. Employee benefits	123
E. Inventories	2,907
F. Provisions for risks and charges	(129)
G. Derivatives	21
H. Other financial liabilities	(64)
Total variation in result for the year before taxation	7,985
Variation in taxation	(800)
Result for the year in accordance with IFRS	(8,404)
Gains/(losses) on cash flow hedging instruments	421
Remeasurement of defined benefit plans	123
Conversion of foreign currency financial statements	115
Comprehensive income/(loss) for the year in accordance with IFRS	(7,745)

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2014	Pag. 98

Explanatory notes to the effects of the transition to the IFRS

The notes below describe the nature and amount of the adjustments made to the consolidated statement of financial position as at 1° January 2013 and at 31 December 2013, and to the income statement for the year ended on 31 December 2013, prepared in accordance with Italian Accounting Principles.

A.	Goodwill

In occasion of the first time adoption of the IFRS, the Euticals Group took advantage of the option granted by IFRS 1, Appendix C, not to reopen the business combinations which had taken place prior to the Transition Date, therefore the goodwill recorded in the Consolidated Financial Statements the year ended 31 December 2012, prepared by the Group in accordance with Italian Accounting Principles, was not subject to any changes.

IAS 38 states that goodwill is not amortised, but rather it must be subjected to an impairment test, on at least an annual basis. The elimination of the amortisation of goodwill gave rise to an increase in the net comprehensive income for the year 2013 of Euro 13,474 thousand, as well as an increase in goodwill and in shareholders’ equity as at 31 December 2013 for the same amount.

In July 2013 the subsidiary Archimica UK Ltd. was placed into liquidation and, consequently, the assets of this subsidiary were written off. The portion of goodwill that was allocated to the UK CGU (comprised of Archimica UK Ltd. and Euticals UK Ltd.) at the time of transition to the IFRS, was written down by Euro 7,673 thousand, recording the writedown as a charge to the income statement.

B.	Intangible assets

The adjustment in question regards principally the reversal of the values capitalised as Intangible assets in accordance with Italian Accounting Principles, relative to costs incurred for certain projects which came under the category “applied research”, as defined in the OIC accounting principle No. 24 “Intangible assets”, but which did not come under the definition of “development costs”, as specified in paragraph 8 of IAS 38 “Intangible assets”. Therefore the abovementioned projects do not satisfy the conditions for capitalization as specified by paragraphs 9, 10 and 57-64 of IAS 38. In particular, this adjustment determined the following:

-	at the Transition Date: i) the decrease of Euro 4,195 thousand in “Intangible assets”, ii) the recording of “Deferred tax assets” for Euro 1,317 thousand and iii) a reduction of Euro 2,878 thousand in the “Reserve for first time adoption of IFRS” in Shareholders’ equity;
-	at 31 December 2013: i) a reduction of Euro 4,034 thousand in “Intangible assets”, ii) the recording of “Deferred tax assets” for Euro 1,267 thousand and iii) a reduction of Euro 103 thousand in the result for the year.

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2014	Pag. 99

C.	Property, plant and equipment

On occasion of the first time adoption of the IFRS, the Group opted to record Property, plant and equipment at cost, after having verified that these had been measured in conformity with IAS 16 “Property, plant and equipment” and IAS 36 “Impairment of assets”. Given that in the past the Group had written down certain assets owned by the subsidiaries Eutical SAS and Eutical Inc., the cost of these assets, as stated in the Consolidated Financial Statements of the Group at 31 December 2012, prepared in accordance with Italian Accounting Principles, resulted reduced due to impairment. At the Transition Date it was therefore necessary to ascertain whether or not the carrying value of the abovementioned assets were valued in conformity with the requirements of IAS 36, or if they had to be redetermined in order to conform to the requirements of International Accounting Standards. It should be noted that while, on the one hand, both the International Accounting Standards and the Italian Accounting Principles require the carrying value of property, plant and equipment to be written down in the event of a loss in value, on the other hand, there are certain differences of approach in the quantification of these losses. In fact, the Italian Accounting Principle OIC 16 “Property, plant and equipment” requires that losses be quantified as the difference between the “effective value in use” of the assets and the corresponding net book value, while IAS 36 uses the “recoverable value” as the parameter with which to compare the carrying value of Property, plant and equipment. Given that the definition of “recoverable value” coincides with the higher of “value in use” and the “fair value net of costs to sell”, it is obvious that the outcome of the comparison, may, in certain cases, differ depending on which accounting standard is used. In the specific case of the Group, it was decided to appoint an independent surveyor to establish the fair value of the Property, plant and equipment at the Transition Date, given that, without the knowledge of the said value, for the reasons mentioned above the application of IAS 36 could have been applied incorrectly.

The survey carried out showed that the fair value of the property, plant and equipment previously written down was higher than their value in use at the Transition Date; as a result, the motives for the previous writedowns, although correct in accordance with the Italian Accounting Principle No. 16, were no longer valid for the purposes of the first time application of IAS 16 and of IAS 36. This has led to the necessity to reverse the abovementioned writedowns in order to restore the carrying value of the property, plant and equipment in question to the relative historical cost, net of the depreciation that would have been calculated up until the Transition Date had the above-mentioned writedowns not taken place.

This adjustment resulted in the following:

-	at the Transition Date: the increase in “Property, plant and equipment” of Euro 2,873 thousand, the recording of “Deferred tax liabilities” for Euro 546 thousand and the increase in Shareholders’ equity for Euro 2,327 thousand;
-	at 31 December 2013: an increase of Euro 2,008 thousand in “Property, plant and equipment”, the recording of a “Deferred tax liability” for Euro 375 thousand, an increase of Euro 1,633 thousand in Shareholders’ equity and a decrease of Euro 654 thousand in the result for the year.

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D.	Employee benefits

The adjustment in question relates to the valuation of the liability for the benefits due to employees upon the termination of their employment. Under Italian Accounting Principles, the post-employment benefits are recorded on an accruals basis over the duration of the employment period, in conformity with applicable legislation and employment contracts. IAS 19 “Employee benefits” separates post-employment benefits (eg. pensions, life insurance, medical insurance, etc.) into two distinct types: “defined contribution” plans and “defined benefit” plans. Under a defined contribution plans the employer pays fixed contributions into a fund but has no legal or constructive obligation to make further payments if the fund does not have sufficient assets to pay all of the employees’ entitlements to post-employment benefits. In the case of defined benefit plans, the employers’ obligation is only extinguished when the post-employment benefits agreed contractually have been paid to the employee.

In accordance with Italian Accounting Principles, the liability for staff leaving indemnity (“TFR”) is determined on the basis of current legislation, in particular article No. 2120 of the Italian Civil Code, and of the relevant employment contracts. On the basis of IAS 19, the TFR matured up until 31 December 2006 is considered as a defined benefit plan, to be valued using statistical and demographic assumptions, as well as actuarial calculation methods. Following the legislative changes introduced in 2006, the TFR matured as from 1° January 2007 is considered as a defined contribution plan.

The application of IAS 19 determined the following:

-	at the Transition Date: an increase of Euro 384 thousand in “Employee benefits”, a net increase of Euro 121 thousand in “Deferred tax assets” and a decrease of Euro 263 thousand in Shareholders’ equity;
-	at 31 December 2013: an increase of Euro 28 thousand in “Employee benefits”, a net increase of Euro 9 thousand in “Deferred tax assets” and a decrease of Euro 19 thousand in Shareholders’ equity and an increase of Euro 126 thousand in the result for the year due to a decrease of Euro 236 thousand in personnel costs and an increase of Euro 113 thousand in financial expenses.

E.	Inventories

In occasion of the first time adoption of the IFRS for the preparation of its Consolidated Financial Statements, the Group’s management decided to review the method for determining the provision for inventory obsolescence. Previously, the Group’s management determined the provision for inventory obsolescence by means of an analysis by raw material and finished product family (composed of the aggregation of several purchase or production lots with similar characteristics). For the preparation of the first set of consolidated financial statements in accordance with the IFRS, in order to obtain a more precise quantification of the provision for obsolescence, the Group’s management, carried out an analysis by individual purchase or production lot. Furthermore, during the year 2013, following the revision of its corporate processes in general and, in particular, of its manufacturing processes, management had changed its criteria for the determination of the industrial cost of inventories; this change resulted in a reduction of Euro 4,639 thousand in the value of opening inventories, already reflected in the consolidated financial statements as at 31 December 2013 prepared in accordance with Italian Accounting Principles.

In accordance with the requirements of paragraph 7 of IFRS 1, the procedural changes decided by management regarding the determination of the industrial cost of inventories and of the relative provision for obsolescence were applied to the value of inventories at the Transition Date, and therefore were reflected in the balances presented for comparative purposes.

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In particular, the abovementioned changes determined the following:

-	at the Transition Date: a decrease of Euro 7,067 thousand in “Inventories” due to the combined effect of change in the criteria used to determine industrial cost (Euro 4,639 thousand) and to determine the provision for obsolescence (Euro 2,427 thousand), an increase of Euro 2,219 thousand in “Deferred tax assets” and a decrease of Euro 4,848 thousand in Shareholders’ equity;
-	at 31 December 2013: a decrease of Euro 4,160 thousand in “Inventories”, an increase of Euro 1,306 thousand in “Deferred tax assets”, a decrease of Euro 2,854 thousand in Shareholders’ equity and an increase in the result for the year of Euro 1,994 thousand, of which Euro 4,639 thousand due to lower costs of Raw, subsidiary and consumable materials, Euro 1,733 thousand due to higher costs for writedowns and Euro 912 thousand for higher taxation.

F.	Provisions for risks and charges

IAS 37 “Provisions, Contingent Liabilities and Contingent Assets” requires that provisions for risks and charges be recorded in the financial statements against existing obligations which shall probably give rise to future costs, the amount of which can be estimated reliably. The provision accrued must take account (if significant) of the effects, for liabilities with a deferred maturity, deriving from the discounting to present value of the sums estimated as being necessary to extinguish the relative obligation. Therefore, during the process of transition to the IFRS, the provisions for environmental risks and charges were adjusted to take account both of the Group’s legal obligations, already recorded in the consolidated financial statements prepared in conformity with Italian Accounting Principles, and of the Group’s implicit obligations, as well as of the effects of the discounting to present value.

This resulted in the following:

-	at the Transition Date, an increase of Euro 4,164 thousand in “Provisions for long-term risks and charges”, an increase of Euro 439 thousand in “Provisions for short-term risks and charges”, an increase of Euro 1,445 thousand in “Deferred tax assets” and a decrease in Shareholders’ equity of Euro 3,158 thousand;
-	at 31 December 2013, an increase of Euro 4,132 thousand in “Provisions for long-term risks and charges”, an increase of Euro 423 thousand in “Provisions for short-term risks and charges”, an increase of Euro 1,430 thousand in “Deferred tax assets” and a decrease in Shareholders’ equity for Euro 3,125 thousand; a decrease of Euro 88 thousand in the result for the year due to higher “Raw, subsidiary and consumable materials” costs for Euro 1,030 thousand, lower “Services and rental and leasing charges” for Euro 235 thousand, and the increase of Euro 666 thousand in financial income and Euro 40 thousand in tax credits.

G.	Derivatives

IAS 39 “Financial Instruments: Recognition and Measurement” requires that the variations in the fair value of derivative financial instruments be recorded in the income statement and, where specific conditions are met, allows entities to record these variations in a specific reserve in shareholders’ equity, recording them in the other components of comprehensive income. In particular, this accounting treatment is permitted if the derivative financial instruments satisfy the conditions necessary to qualify as cash flow hedges. One of the various conditions that must be satisfied in order that a derivative financial instruments be designated as a cash flow hedge regards the production of the necessary documentation to demonstrate the effectiveness of the instrument to hedge against the cash flow risk. In particular, the Group stipulates interest rate swap (IRS) derivative contracts to hedge against the interest rate risk on the Pool loan stipulated with leading credit institutions. These contracts were considered suitable by the Group’s management to cover the cash flow risk deriving from fluctuations in the interest rates applied to the abovementioned loan and therefore, they were recorded as hedging instruments in the financial statements prepared in accordance with Italian Accounting Principles; however, in occasion of the first time adoption of the IFRS, given that the Company did not produce the necessary documentation to demonstrate the effectiveness of the instrument in hedging against the cash flow risk (effectiveness test), as required by IAS 39 in order to be able to adopt the hedge accounting method for the recording of the derivative instruments, the Group has discontinued the abovementioned hedge accounting treatment and has recorded these derivative instruments in the financial statements at their fair value, recording the subsequent variations therein in the income statement.

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2014	Pag. 102

The interruption of the hedge accounting treatment at the Transition Date resulted in the recording of the fair value of the derivative instruments in a specific reserve for Cash flow hedges including in shareholders’ equity under the heading “Other reserves”, measured net of the relative deferred taxation. As from the year ended 31 December 2013 and for all of the years thereafter, this reserve has been and shall be reclassified to the income statement in correlation with the recording, in the result for each period, of the economic effects of the operation originally covered in accordance with Italian Accounting Principles. In the same years, the variation in the fair value of the derivative instruments no longer designated as hedging instruments according to the requisites of IFRS was and shall be recognised in the result for the period. The deferred taxation recorded at the time of the initial adoption of the IFRS and relative to this specific transaction shall be shall be periodically adjusted in order to take account of the effects of the abovementioned accounting treatment.

In particular, the application of IAS 39 to the Group’s derivative contracts determined the following:

-	at the Transition Date: an increase of Euro 1,645 thousand in “Current financial liabilities”, an increase of Euro 452 thousand in “Deferred tax assets” and a decrease of Euro 1,193 thousand in Shareholders’ equity due to the recording of a specific reserve called “Cash flow hedge reserve”, net of the relative deferred tax;
-	at 31 December 2013: an increase of Euro 1,044 thousand in “Current financial liabilities”, an increase of Euro 287 thousand in “Deferred tax assets” and a decrease of Euro 757 thousand in Shareholders’ equity, an increase of Euro 16 thousand in the result for the year and a reclassification, for Euro 421 thousand, of the other components of comprehensive income/(loss) reducing the result for the year.

H.	Other Financial liabilities

In addition to the above, the transition to the IFRS has entailed certain minor adjustments, of which we would point out in particular the measurement of financial liabilities using the amortised cost method and the full recognition of the deferred taxation relative to the timing differences between the carrying values and the fiscal values of the assets and liabilities recorded in the financial statements.

These adjustments resulted in the following:

-	at the Transition Date: a decrease of Euro 2,825 thousand in “Intangible assets”, a decrease of Euro 2,533 thousand in “Current financial liabilities”, an increase of Euro 917 thousand in “Deferred tax liabilities” and a decrease of Euro 1,209 thousand in Shareholders’ equity;
-	at 31 December 2013: a decrease of Euro 2,085 thousand in “Intangible assets”, a decrease of Euro 1,729 thousand in “Current financial liabilities”, an increase of Euro 966 thousand in “Deferred tax liabilities” and a decrease of Euro 1,322 thousand in Shareholders’ equity. The effect on the result for the year was negative for Euro 113 thousand.

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2014	Pag. 103

As described above, in conformity with the provisions of IAS 12, paragraphs 15, 24 and 61A, the Group has recognised the fiscal effects linked to the adjustments carried out, recording these under the headings “Deferred tax assets” and “Deferred tax liabilities” in the statement of financial position and under the heading “Income tax” in the statement of comprehensive income.

Reclassification

The adoption of the IFRS has involved certain reclassifications which had no effect on the result for the year or on shareholders’ equity. The principal reclassifications carried out to the statement of financial position at the Transition Date and at 31 December 2013 and to the statement of comprehensive income for the year ended 31 December 2013 are described in brief below.

Statement of financial position

I.	Reclassification of Deferred tax assets and Deferred tax liabilities

In conformity with IAS 12, the deferred tax liabilities and deferred tax assets are shown as a net balance, recorded under long-term assets/liabilities where such compensation is allowed by law and where the tax refers to the same fiscal jurisdiction. The reclassification amounts to Euro 3,881 thousand at the Transition Date and to Euro 4,477 thousand at 31 December 2013.

Statement of comprehensive income

J.	Reclassification of extraordinary expenses

We would point out that the extraordinary expenses for the year 2013, which amount to Euro 7,608 thousand, are principally linked to the following:

(i)	the writedown in value for Euro 2,574 thousand of the assets of the subsidiary Euticals UK placed into liquidation on 31 July 2013;
(ii)	the negative effect of the change in valuation criteria for inventories, which led to a reduction of Euro 4,639 thousand in the value of opening inventories. This amount was recorded as a decrease in the value of inventories at the transition date, as part of the adjustments made for the transition to IFRS, as detailed in point E of this paragraph.

The extraordinary expenses of Euro 7,477 thousand registered in the year ended 31 December 2013 have been reclassified to the cost heading “Raw, subsidiary and consumable materials” for Euro 4,639 thousand, to “Services and rental and leasing charges” for Euro 5 thousand, to “Other operating costs” for Euro 131 thousand, to “Depreciation, amortisation and writedowns” for Euro 2,675 thousand, to “Financial expenses” for Euro 2 thousand and as a reduction of “Revenues” for Euro 156 thousand, in function of their relative nature.

Milan, 15 April 2015.

The Managing Director,

Margalit Fine

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Appendix 1

Information as at 31 December 2014

Subsidiary companies

					Percentage
	Registered	Financial year	Share capital		owned at 31
Company	office	end	Currency	(Euro/000)	December 2014

Prime European Therapeuticals S.p.a. (Euticals S.p.a.)	Milan (IT)	31/12	EUR	34,371	100%
Euticals GmbH	Frankfurt (GER)	31/12	EUR	25	100%
Euticals SAS	Bon Encontre (FR)	31/12	EUR	6,381	100%
Euticals Inc. USA	Wilmington Delaware (US)	31/12	USD	10	100%
Chorisis Srl	Mariano Comense (IT)	31/12	EUR	31	100%

Associated companies

The Company does not hold any investment in associated companies as at 31 December 2014.

Information as at 31 December 2013

Subsidiary companies

					Percentage
	Registered	Financial year	Share capital		owned at 31
Company	office	end	Currency	(Euro/000)	December 2013

Prime European Therapeuticals S.p.a.
(Euticals S.p.a.)	Milan (IT)	31/12	EUR	34,371	100%
Euticals GmbH	Frankfurt (GER)	31/12	EUR	25	100%
Euticals SAS	Bon Encontre (FR)	31/12	EUR	6,381	100%
Euticals Inc. USA	Wilmington Delaware (US)	31/12	USD	10	100%
Archimica UK Ltd.*	Sandycroft (UK)	31/12	GBP	10	100%
Euticals Ltd. Holding*	Sandycroft (UK)	31/12	GBP	1,652	100%
Chorisis Srl	Mariano Comense (IT)	31/12	EUR	31	100%

* Company liquidated on 1 July 2013

Associated companies

					Percentage
	Registered	Financial year	Share capital		owned at 31
Company	office	end	Currency	(Euro/000)	December 2013*

Pharmaintraco Sagl	Barbengo (CH)	31/12	CHF	2,800	40%

*Company sold during the year 2014

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